UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Express, Inc.

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Notice of

2019

Annual Meeting

of Stockholders

Columbus, Ohio

May 2, 2019

LETTER TO OUR STOCKHOLDERS

FROM THE BOARD OF DIRECTORS

Dear Fellow Stockholders,

After a positive start to 2018, business performance declined in the back half of the year, and in particular Q4. The retail sector continues to face challenges but the Board believes in the growth potential of the Company, and remains committed to maximizing long-term value for our stockholders. With a view toward the future, the Board determined in January that a change of leadership at the CEO level was necessary and replaced Chief Executive Officer David Kornberg. In line with the Board’s succession plan, we have appointed Matthew Moellering, our EVP and COO, to serve as Interim CEO, and the Board is making good progress on the search for a new CEO.

I want to assure you, as fellow stockholders, that while the CEO search is ongoing, the Board and management are actively working on several important initiatives that are intended to address the Company’s underperformance and to reposition the business for future growth and improved profitability. These initiatives include getting the right product assortment, ensuring that our brand and product voice is clear to our customers, acquiring new customers, and retaining those we have with a focus on fashion and newness. Additional details on these initiatives are included in this proxy statement and in our annual report.

While 2018 financial performance fell short of expectations, there are reasons to be optimistic, including our e-commerce business, which grew on a comparable sales basis by 21% on top of 22% comparable sales growth the previous year. In addition, the Company remains in a strong financial position, ending the 2018 fiscal year with $172 million in cash and no debt financing.

As we address the underlying issues that have led to the disappointing financial performance, we continue to acknowledge the critical role that corporate governance plays in carrying out our commitment to you, and we remain committed to focusing on issues important to our stockholders. I want to highlight a few of these items.

We continue to focus on having a diverse and deeply knowledgeable Board. We understand the importance of having the right combination of skills and experience on the Board to oversee the Company as it carries out its strategy to transform and position itself for success in the ever-changing retail environment in which we operate. During 2018, we added Winnie Park to our Board, who brings deep retail experience, both domestically and internationally, amongst other skills, to the Board. With this addition, three of our seven directors are female, and each of the directors brings broad diversity of experience and expertise.

We continue to strategically evaluate our capital use strategy to maximize long-term value. The Board, together with the management team, regularly evaluates the Company’s capital use strategy and we remain committed to deploying capital in ways that will generate long-term value for our stockholders. As such, in 2018, we repurchased 10 million shares of our outstanding common stock at an aggregate cost of $83 million, and have repurchased 13 million shares for $105 million life to date under the $150 million share repurchase program approved in November 2017 as part of a capital return plan for our stockholders.

We continue to emphasize a strong pay-for-performance culture for our senior leadership team. It is important to us that the interests of our executives are aligned with the interests of stockholders by setting rigorous performance targets that are tied to key financial results and strategic objectives that further the Company’s long-term strategy. While we believe in providing a target pay opportunity that is competitive with the market, actual compensation should align with Company performance. In 2018, our outgoing CEO’s target compensation did not increase from 2017 and his actual compensation, exclusive of a one-time separation payment, was significantly less than target, reflecting business results. In addition, in 2018 we further aligned the interests of our executives with our stockholders by introducing a relative total shareholder return modifier into our long-term incentive program. Finally, while the Company focuses on addressing the underlying issues that have led to financial underperformance, the senior management team’s compensation will in general remain the same in 2019 as 2018, reflecting a continued pay-for-performance culture below the CEO level as well.

We continue to engage with you, our stockholders. During 2018, we reached out to stockholders representing a majority of our outstanding common stock. We highly value our conversations with stockholders and as a Board, discuss and take into consideration feedback shared. We appreciate those who took the time to engage and share their viewpoints with us in 2018 and we look forward to continued engagement with stockholders in 2019.

Express continues to be a relevant and resilient brand. We believe in its future, and thank you for your continued support.

Mylle H. Mangum

Chairman of the Board

Notice of

2019 Annual Meeting of Stockholders

Time and Date	8:30 a.m., Eastern Daylight Time, on Wednesday, June 12, 2019

Place	Express Corporate Headquarters, 1 Express Drive, Columbus, OH 43230

Items of Business

1.  Election of Class III directors;

2.  Advisory vote to approve executive compensation (say-on-pay);

3.  Advisory vote to determine the frequency of future advisory votes on executive compensation;

4.  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019; and

5.  Such other business as may properly come before the meeting.

Record Date	Holders of record of the Company’s common stock at the close of business on April 16, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of Express, Inc. for use at the 2019 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about May 2, 2019, we will begin distributing print or electronic materials regarding the annual meeting to each stockholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the stockholder.

How to Vote
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2019 Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.
Stockholders of record may vote:
By Internet: go to www.proxyvote.com;	By telephone: call toll free (800) 690-6903; or	By mail: if you received paper copies in the mail of the proxy materials and proxy card, mark, sign, date, and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

By Order of the Board of Directors,

Melinda R. McAfee

Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2019: this Notice of Annual Meeting and Proxy Statement and our 2018 Annual Report are available in the investor relations section of our website at www.express.com/investor. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Express, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for 2018 which was filed with the SEC on March 19, 2019 (the “Annual Report”).

Our fiscal year ends on the Saturday closest to January 31. Fiscal years are referred to by the calendar year in which the fiscal year commences. All references herein to “2018”, “2017”, and “2016” refer to the 52-week period ended February 2, 2019, the 53-week period ended February 3, 2018, and the 52-week period ended January 28, 2017, respectively. Comparable sales for 2018 was calculated using the 52-week period ended February 2, 2019 as compared to the 52-week period ended February 3, 2018.

In this proxy statement, we refer to adjusted operating income and adjusted diluted earnings per share (“Adjusted EPS”), which are financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to Appendix A to this proxy statement for more information on adjusted operating income and Adjusted EPS, and a reconciliation of such measures to reported operating income and diluted earnings per share (“EPS”), respectively, which are their most directly comparable GAAP measures.

2018 Business Performance

Overall financial performance proved challenging in 2018 due to comparable sales and earnings declines during the Fall 2018 season, which more than offset positive year over year growth in comparable sales and earnings during the Spring 2018 season. Our e-commerce business continued to be a strength, generating record sales of over $600 million in 2018. We also continued to generate strong cash flow in 2018 and ended the year with more than $172 million in cash and no debt on our balance sheet. The Company’s ability to generate cash flow beyond its investment needs allowed for the return of $83 million in value to our stockholders through share repurchases in 2018. The retail sector continues to face challenges and opportunities that come from rapid change. We continue to believe in the opportunities presented by the changing dynamics in retail and our ability to generate long-term value for our stockholders. To fully capitalize on this opportunity, the Board determined a change in leadership was necessary and in January 2019 terminated the employment of our President and Chief Executive Officer and commenced a search for a new President and Chief Executive Officer.

Net Sales	Adjusted Operating Income(1)	Adjusted EPS(1)

(1)

Adjustments to operating income and EPS are shown in the unshaded boxes above. Refer to Appendix A for more information on adjustments made to operating income and EPS. Figures may not foot due to rounding.

(2)	Reflects adjustments made to the Company’s financial statements in connection with the adoption of the new revenue recognition standard ASC 606 in the first quarter of 2018.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	1

Proxy Statement Summary Information

Progress Against Select Business Initiatives

   E-commerce Growth. Achieved e-commerce sales at an all-time high in 2018 with sales of over $600 million, up 21% on a comparable sales basis versus 2017.

   Optimize Retail Store Fleet. Reduced our retail store fleet by 43 stores, consisting of 29 conversions to outlet stores and the closure of 14 stores.

   Open New Outlet Stores. Added 39 outlet locations in 2018, including 29 retail store conversions to the outlet format and 10 new outlet stores.

   Expand Omni-Channel Capabilities. Reached target with approximately 400 active “ship from store” retail locations and expanded test of “buy online, pick up in store” in 2018.

 Increase Store Productivity. Decline in same store sales of 9% compared to prior year.

   Elevate The Customer Experience. Introduced extended sizing across women’s and men’s product assortment in stores for the first time, launched Express Style Trial, a subscription-based rental service, and opened two new retail stores with formats that feature enhanced customer facing technology.

   Significant Cost Savings Initiatives. Achieved $12 million cost savings target in 2018.

   Share Repurchases. Repurchased approximately 10 million shares of our outstanding common stock at an aggregate cost of $83 million in 2018.

   Strong Cash Flow Generation. Generated strong cash flow in 2018, which allowed for continued investment in the business as well as share repurchases and ended the year with cash of $172 million.

Chief Executive Officer Transition and Forward Looking Strategy

The end of fiscal 2018 was marked by a leadership change at the Chief Executive Officer level. David Kornberg ceased to serve as President and Chief Executive Officer of the Company and resigned as a member of the Board, effective January 22, 2019. Mr. Kornberg remained employed by the Company through February 21, 2019. On January 22, 2019 Matthew Moellering, our Executive Vice President and Chief Operating Officer, was appointed Interim Chief Executive Officer and Interim President until a permanent Chief Executive Officer and President is appointed.

In 2019, led by the Interim CEO, the Company is focused on three key areas of the business including product, brand and product clarity, and customer acquisition and retention to reposition the business for future growth and improved profitability.

Across these focus areas, the Company has several initiatives underway, including:

•

improving product acceptance through enhancing customer insights, reassessing testing and buying processes, and bringing in small quantities of forward season merchandise to get a better read on styles and more time to maximize trend-right product during the selling season;

•

improving product and brand clarity by sharpening edit points for the women’s and men’s customer with a single fashion point of view, creating a new commercial planning process to align and focus key customer messages, and optimizing the product portfolio to improve clarity in stores; and

•	growing the customer base by expanding partnerships with key fashion influencers and optimizing marketing spend.

In addition, the Company continues its efforts to capture the benefits from systems investments as well as its disciplined approach to managing expenses.

2018 Named Executive Officers

The Compensation Discussion and Analysis included in this proxy statement focuses on the compensation of our named executive officers (our “NEOs”) for 2018, who are listed below:

Name	Position
David Kornberg	Former President and Chief Executive Officer(1)
Matthew Moellering	Interim Chief Executive Officer and Interim President, Executive Vice President and Chief Operating Officer(1)
James (“Jim”) Hilt	Former Executive Vice President and Chief Customer Experience Officer(2)
John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation
Colin Campbell	Executive Vice President—Sourcing and Production
Periclis (“Perry”) Pericleous	Senior Vice President, Chief Financial Officer and Treasurer

(1)	Effective January 22, 2019, Mr. Kornberg ceased to serve as President and Chief Executive Officer and Mr. Moellering was appointed Interim Chief Executive Officer and Interim President.

(2)	Mr. Hilt left the Company on March 19, 2019.

2	www.express.com

Proxy Statement Summary Information

2018 Compensation Highlights

The last day of our 2018 fiscal year was Saturday February 2, 2019. Mr. Kornberg served as our President and CEO for all but the last two weeks of our fiscal year. Accordingly, our Compensation Discussion and Analysis focuses on Mr. Kornberg’s compensation for 2018, including information showing the relationship between the CEO’s 2018 target compensation and 2018 actual realizable compensation. Unless otherwise noted, compensation related references in this proxy statement to the “CEO” are references to Mr. Kornberg.

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2018:

•

CEO Target Pay Opportunity Remained the Same in 2018: CEO target pay opportunity for Mr. Kornberg was established at the median of our peer group in 2016 and remained unchanged in both 2017 and 2018. In 2019, target pay opportunity for our Interim CEO, Mr. Moellering, will reflect a base salary of approximately $1.1 million until his interim assignment ends, and his short-term cash incentive target percentage and amount of long-term incentive award will remain unchanged from 2018 levels when he served as Executive Vice President and Chief Operating Officer. Target pay opportunity for our other NEOs will generally stay the same in 2019.

•

CEO Pay-for-Performance Compensation Design with Challenging Performance Targets Continued: Overall, the design of the CEO compensation package remained the same year over year, with 86% of Mr. Kornberg’s target compensation package composed of short-term cash incentives and long-term equity and cash incentives. The performance-based short-term and long-term incentives continued to include challenging performance targets so that realizable compensation reflects business performance.

•

Short-Term Incentive Program Continues to Include a Strategic Performance Component: Under the Company’s 2018 short-term cash incentive program, 75% of the target bonus opportunity was based on achievement of challenging financial goals and 25% was based on achievement of key strategic objectives in furtherance of the Company’s long-term growth strategy.

•

Long-Term Incentives Updated to Include a Relative TSR Modifier: Performance-based long-term incentive awards continue to be dependent on the achievement of challenging three-year Adjusted EPS performance targets. In 2018, however, the design was modified by providing that the payout based on Adjusted EPS performance could be modified upwards or downwards by 20%, based on Company TSR performance relative to the Dow Jones U.S. Retail Apparel Index (“Relative TSR”).

•

Portion of Long-Term Incentives Cash Denominated: While performance-based awards continue to represent 50% of the annual long-term incentive grant, to help manage share usage and overhang, in 2018, performance-based long-term incentive awards were delivered half in the form of equity and half in the form of cash. As a result, 2018 long-term incentive awards were comprised of 25% performance-based restricted stock units and 25% performance-based cash, with the remaining 50% comprised of restricted stock units with time-based vesting. Each of the performance-based restricted stock units and performance-based cash awards are subject to the same challenging three-year Adjusted EPS targets and subject to a Relative TSR modifier. No stock options were granted to our NEOs in 2018.

•

CEO Actual Realizable Total Direct Compensation was Significantly Below Target in 2018, Reflecting Business Results: Reflecting the Company’s disappointing business performance, Mr. Kornberg’s actual realizable total direct compensation in 2018 was 63% below target total direct compensation, due to payout of the short-term cash incentive program below target and the forfeiture of all of his long-term incentive awards due to his termination of employment except for a portion of time-based restricted stock units that became vested pursuant to the terms of his employment agreement. Mr. Kornberg’s actual realizable total direct compensation was also significantly below target for both 2017 and 2016—approximately 70% below target in 2017 and 80% below target in 2016. In connection with Mr. Kornberg’s termination, he became entitled to certain separation payments under his employment agreement, including a cash separation payment not included in the calculation of actual realizable total direct compensation. His separation payments are described in “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	3

Proxy Statement Summary Information

Summary Compensation Table Total Direct Compensation

For 2016 through 2018, Mr. Kornberg’s pay structure was the same: $1 million salary, 130% target bonus, and long-term incentives with a value of $5 million.

As reported in the Summary Compensation Table on page 45, the corresponding actual total direct compensation numbers for 2016, 2017, and 2018 were approximately $6 million, $6.4 million, and $5.5 million, reflecting that (1) no short-term cash incentive compensation was paid for 2016, (2) 2017 short-term cash incentive compensation was $400,000, and (3) 2018 short-term cash incentive compensation was $700,000 (including $195,000 reflected in the all other compensation column). The portion of the 2018 long-term incentive award denominated in performance-based cash ($1,250,000) is not reflected in the Summary Compensation Table.

Total Direct Compensation excludes non-qualified deferred compensation and all other compensation as reported in the Summary Compensation Table, including Mr. Kornberg’s separation compensation provided under his employment agreement. For a discussion of Mr. Kornberg’s separation compensation, see “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

CEO Realizable Total Direct Compensation(1): Target vs. Actual

The chart below illustrates CEO actual realizable total direct compensation compared to target realizable total direct compensation for the 2016, 2017, and 2018 fiscal years. Actual realizable total direct compensation reflects the actual amount of pay our CEO can expect to receive from equity awards.

For more information on the computation of CEO realizable compensation, which does not include the CEO’s separation compensation provided under his employment agreement, refer to “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—CEO Realizable Pay” on page 38.

For more information on the CEO’s separation compensation, refer to “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

(1)

Total direct compensation is comprised of base salary, short-term incentives, and long-term incentives, and excludes non-qualified deferred compensation and all other compensation reported in the Summary Compensation Table on page 45, except for a portion of Mr. Kornberg’s Fall 2018 short-term incentive ($195,000) reflected in all other compensation for 2018. Total direct compensation does not include the value of a one-time cash separation payment made to Mr. Kornberg pursuant to his employment agreement equal to 1.5 times the sum of his base salary and target bonus ($3,450,000).

(2)	Long-term equity incentive awards consist of performance-based restricted stock units, time-based restricted stock units, stock options for 2016 and 2017, and performance-based cash for 2018.

For more information on our short-term cash incentive program, refer to “Executive Compensation—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” beginning on page 32. For information on our long-term incentive program, see “Executive Compensation—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives” beginning on page 35.

4	www.express.com

Proxy Statement Summary Information

EXECUTIVE COMPENSATION OBJECTIVES AND PRACTICES

Program Objective	What We DO:
Pay for Performance	Performance-Based CEO Compensation Package with 86% Variable Compensation
Short-Term and Long-Term Incentives with Challenging Performance Targets that Incentivize Creation of Stockholder Value
50% of Long-Term Incentives are Performance-Based with 3-Year Performance Periods
Pay Competitively	Robust Compensation Setting Process that Utilizes Market Data to Ensure Competitiveness
Pay Responsibly	Long-Term Vesting Requirements: 3-year Performance Periods for Performance-Based Equity Awards and Performance-Based Cash Awards and 4-year Vesting Requirements for Time-Based Restricted Stock Units
Annual Stockholder Engagement Process and the Incorporation of Stockholder Feedback into Executive Compensation Decision Making
Stock Ownership Guidelines
Mitigate Risk Through Incentive Compensation Design
Utilize Independent Compensation Consultant
Clawback Policy

What We DON’T DO:
Pay Responsibly	No Special Tax Gross-Ups
No Pension Plans or Other Post-Employment Defined Benefit Plans
No Liberal Share Recycling, Repricing of Underwater Stock Options, or Reloads of Stock Options
No Hedging or Pledging Transactions
No Single Trigger Change-in-Control Payments
No Special Perquisites

EXPRESS Notice of 2019 Annual Meeting of Stockholders	5

Proxy Statement Summary Information

Governance Highlights

Governance Changes:

  Board Composition

•  In 2018, the Board strengthened its collective competencies and experience with the appointment of Ms. Winnie Park as the Board’s seventh independent director. Our Board is comprised of directors with diverse and deep experience in those areas that are core to the Company’s strategy.

•  Three out of seven of our directors are women, including our Chairman.

•  Average director tenure is five years.

  Committee Chair Rotation

•  Effective in April 2019, Mr. Archbold will assume the role of Chair of the Audit Committee and Mr. Devine will step down as Chair and continue to serve as a member of the Audit Committee.

Other Governance Highlights:

Board Independence

•  All of our directors are independent, which includes an independent Chairman of the Board and Committees comprised entirely of independent directors.

•  Our independent directors have an opportunity to meet in executive session at each meeting and do so routinely.

Director Elections	• We adhere to a majority vote standard, with a director resignation policy, for uncontested director elections.

Board and Committee Meetings	• Each of our directors attended at least 75% of all Board meetings and applicable Committee meetings.

Board and Committee Evaluations	• The Board and each Committee conduct a comprehensive self-evaluation each year to identify potential areas of improvement.

Corporate Strategy

•  At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s long-term corporate strategy. The strategy is revisited regularly during Board and Committee meetings.

Stockholder Engagement

•  As part of our annual stockholder engagement cycle, we reach out to our largest stockholders who collectively hold over a majority of the shares of our outstanding common stock, which usually includes approximately our top 20 largest stockholders. The Company’s repurchase of approximately 10 million shares in 2018 was based in part on feedback received from our stockholders.

Succession Planning

•  The Board reviews and discusses succession plans for executives and key contributors at least annually and followed its succession plan for the CEO position with the appointment of Mr. Moellering as Interim CEO and Interim President until a permanent CEO and President is appointed.

Proposals to be Voted on and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of Class III Directors (Proposal No. 1)	FOR	8
Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	FOR	64
Advisory vote to approve the frequency of advisory votes on executive compensation (Proposal No. 3)	EVERY YEAR	65
Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019 (Proposal No. 4)	FOR	66

6	www.express.com

Proxy Statement Summary Information

Director Nominees

The following table provides summary information about our Class III director nominees. The Class III directors will be elected to each serve a three-year term that will expire at the Company’s 2022 annual meeting of stockholders.

Nominee	Age	Director Since	Select Professional Experience	Independent	Board Committees	Select Skills/Qualifications
Terry Davenport	61	November 2016

Retired Brand and Marketing Executive

Previous Experience:

- Global Brand Advisor – Starbucks Coffee Company

- SVP of Global Creative Studios, SVP of Marketing – Starbucks Coffee Company

- VP of Brand Strategy and Consumer Insights – Starbucks Coffee Company

- Senior Brand Leadership Roles – YUM! Brands, PepsiCo., and Omnicom Agencies

				Yes	Compensation and Governance Committee

Consumer brand marketing and advertising; e-commerce and omni-channel retailing; retail merchandising and operations; business development and strategic planning; international operations; corporate responsibility; experience with target customers

Karen Leever	55	August 2016

President, US Digital Products and Marketing, Discovery Communications

Previous Experience:

- EVP and GM, Digital Media – Discovery Communications

- SVP, Digital and Direct Sales – DIRECTV

- SVP, Digital Marketing and Media – DIRECTV

- SVP, directv.com and Customer Communications – DIRECTV

- VP, Marketing – Kmart Corporation

				Yes	Compensation and Governance Committee

E-commerce and omni-channel retailing; technology development and management experience; data analytics; business development and strategic planning; retail merchandising and operations; experience with target customers; leadership development and succession planning

Winnie Park	48	June 2018

Chief Executive Officer of Paper Source

Previous Experience:

- EVP, Global Marketing and E-commerce – DFS, a division of LVMH

- Global VP, GMM, Merchandising – DFS, a division of LVMH

- Senior Director, Women’s Merchandising – Levi Strauss and Co.

- Director, Strategy for Dockers – Levi Strauss and Co.

				Yes	Compensation and Governance Committee

Retail merchandising and operations; apparel merchandising and design; business development and strategic planning; e-commerce and omni-channel retailing; consumer brand marketing and advertising; supply chain; corporate responsibility

Forward-Looking Statements

This proxy statement, including the “Letter to our Stockholders from the Board of Directors,” contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including those set forth in Item 1A of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	7

Election of Class III Directors

(Proposal No. 1)

The Board and its Compensation and Governance Committee are committed to ensuring that the Board possesses the right diversity of backgrounds, skills, experience, and perspectives to constitute an effective Board. The Board currently consists of seven members and is divided into three classes of directors, with two Class I directors, two Class II directors, and three Class III directors. The current term of our Class III directors expires at the Annual Meeting, while the terms for Class I and Class II directors will expire at our 2020 and 2021 annual meetings of stockholders, respectively.

Mr. Davenport and Mses. Leever and Park currently serve as Class III directors and are independent. Upon the recommendation of the Compensation and Governance Committee, the Board has nominated Mr. Davenport and Mses. Leever and Park for re-election as Class III directors, to each serve three-year terms expiring at the 2022 annual meeting of stockholders. Mr. Davenport and Ms. Leever have each served as a director since 2016 and Ms. Park joined the Board in June 2018.

Mr. Davenport and Mses. Leever and Park have consented to serve if elected. If re-elected, each of Mr. Davenport, Ms. Leever, and Ms. Park will hold office until his or her respective successor has been duly elected and qualified or until his or her earlier resignation or removal. If Mr. Davenport, Ms. Leever, or Ms. Park becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information with respect to our Class III director nominees and our continuing Class I and Class II directors, including their recent employment or principal occupation, a summary of select qualifications, skills, and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board, and their ages as of the Record Date, are provided in this section. The Board believes that our continuing directors, together with our director nominees, possess a complementary and diverse set of qualifications, skills, and experience to allow the Board to function at a high-level and fulfill its responsibilities to our stockholders. Please refer to “Corporate Governance—Board Composition” on page 13 for other information about our Board, including a description of the qualifications, skills, and experience that the Board believes are important in order to effectively oversee the Company as it carries out its growth strategy and commitment to long-term value creation.

8	www.express.com

Election of Class III Directors (Proposal No. 1)

Nominees For Class III Directors For Election at the 2019 Annual Meeting

TERRY DAVENPORT

Director Since: November 2016 Age: 61 Compensation and Governance Committee Member

Select Qualifications, Skills, and Experience:

•  Consumer brand marketing and advertising

•  E-commerce and omni-channel retailing

•  Retail merchandising and operations

•  Business development and strategic planning

•  International operations

•  Corporate responsibility

•  Experience with target customers

Business Experience

Mr. Davenport served as Global Brand Advisor for Starbucks Coffee Company from February 2014 until he retired in October 2017. Mr. Davenport spent the last ten years of his career at Starbucks Coffee Company. Prior to serving as Global Brand Advisor, his roles at Starbucks included: Senior Vice President of Global Creative Studios, Senior Vice President of Marketing and Category for Europe, Middle East, and Africa (EMEA), and Senior Vice President of Marketing for the U.S. He originally joined Starbucks as Vice President of Brand Strategy and Consumer Insights in October 2006. Prior to joining Starbucks, Mr. Davenport held senior brand leadership roles with YUM! Brands, PepsiCo., and Omnicom Agencies. Mr. Davenport is currently a strategic advisor and consultant for various enterprises on consumer, strategy, and brand related matters.

KAREN LEEVER

Director Since: August 2016 Age: 55 Compensation and Governance Committee Member

Select Qualifications, Skills, and Experience:

•  E-commerce and omni-channel retailing

•  Technology development and management experience

•  Data analytics

•  Business development and strategic planning

•  Retail merchandising and operations

•  Experience with target customers

•  Leadership development and succession planning

Business Experience

Ms. Leever is President, US Digital Products and Marketing, for Discovery Communications, a role she has had since July 2018. Ms. Leever joined Discovery Communications in October 2015 where she first served as Executive Vice President and General Manager, Digital Media. Prior to joining Discovery Communications, she spent ten years with DIRECTV, and held several roles including: Senior Vice President of Digital and Direct Sales from 2013 until 2015, Senior Vice President of Digital Marketing and Media in 2012, and Senior Vice President of directv.com and Customer Communications in 2011. Additionally, Ms. Leever served as Vice President, Marketing at Kmart Corporation during 2005 and as Divisional Vice President, E-commerce from 2004 until 2005. Earlier in her career, she spent more than a decade in electronic television retailing at HSN and QVC, overseeing website design, messaging, pricing, and programming strategies.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	9

Election of Class III Directors (Proposal No. 1)

WINNIE PARK

Director Since: June 2018 Age: 48 Compensation and Governance Committee Member (Effective April 2019)

Select Qualifications, Skills, and Experience:

•  Retail merchandising and operations

•  Apparel merchandising and design

•  Business development and strategic planning

•  E-commerce and omni-channel retailing

•  Consumer brand marketing and advertising

•  Experience with Target Customers

•  Supply Chain

•  Corporate Responsibility

Business Experience

Ms. Park is Chief Executive Officer of Paper Source, a role she has held since September 2015. Prior to joining Paper Source, Ms. Park held the titles of Executive Vice President, Global Marketing and E-commerce and Global VP, GMM, Merchandising during her 9-year tenure at Hong Kong-based luxury retailer, DFS, a division of LVMH, beginning in 2006. Prior to her roles at DFS, Ms. Park served as Senior Director, Women’s Merchandising and Director, Strategy for Dockers for Levi Strauss & Co. from 2003 to 2006. Earlier in her career, Ms. Park worked at McKinsey and Company, focusing on e-commerce, apparel and retail. Ms. Park started her career in the non-profit industry with Princeton Project 55.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE CLASS III NOMINEES TO BE ELECTED AS DIRECTORS.

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Election of Class III Directors (Proposal No. 1)

Class I Directors With Terms Continuing Until the 2020 Annual Meeting

MICHAEL ARCHBOLD
Director Since: January 2012 Age: 58 Chair of the Audit Committee (Effective April 2019)

Select Qualifications, Skills, and Experience:

•  Accounting, finance, and capital structure

•  Risk management

•  Retail merchandising and operations

•  Business development and strategic planning

•  Investor relations

•  Executive leadership of complex organizations

Business Experience

Mr. Archbold served as Chief Executive Officer of GNC Holdings, Inc. from August 2014 until July 2016 and also served as a director on the board of GNC Holdings, Inc. Prior to that, he was the Chief Executive Officer of The Talbots Inc. from August 2012 until June 2013 and also served as a director on the board of The Talbots Inc. Prior to that, Mr. Archbold served as President and Chief Operating Officer of Vitamin Shoppe, Inc. from April 2011 until June 2012, and prior to that as its Executive Vice President, Chief Operating Officer, and Chief Financial Officer from April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 until 2007. From 2002 until 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry.

PETER SWINBURN
Director Since: February 2012 Age: 66 Chair of the Compensation and Governance Committee

Select Qualifications, Skills, and Experience:

•  Business development and strategic planning

•  Consumer brand marketing and advertising

•  International operations

•  Finance and capital structure

•  Corporate governance and public company board practices

•  Executive leadership of complex organizations

•  Mergers and acquisitions

•  Executive compensation

Business Experience

Mr. Swinburn served as Chief Executive Officer and President of Molson Coors Brewing Company from July 2008 until he retired in December 2014. He also served as a director on the board of Molson Coors Brewing Company and MillerCoors Brewing Company from July 2008 until his retirement. Prior to that, he was Chief Executive Officer of Coors (US) and from 2005 until October 2007, Mr. Swinburn served as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited. Prior to that, he served as President and Chief Executive Officer of Coors Brewing Worldwide and Chief Operating Officer of Molson Coors Brewing Company (UK) Limited following the Molson Coors Brewing Company’s acquisition of Molson Coors Brewing Company (UK) Limited in 2002 where he served until 2003. Mr. Swinburn also serves as a director of Fuller, Smith & Turner PLC and previously served as a director of Cabela’s Inc.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	11

Election of Class III Directors (Proposal No. 1)

Class II Directors With Terms Continuing Until the 2021 Annual Meeting

MICHAEL F. DEVINE
Director Since: May 2010 Age: 60 Audit Committee Member (Chair of the Audit Committee May 2010 - March 2019)

Select Qualifications, Skills, and Experience:

•  Accounting, finance, and capital structure

•  Risk management

•  Corporate governance and public company board practices

•  Investor relations

•  Executive leadership of complex organizations

•  Retail merchandising

Business Experience

Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007, a role he held until he retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the six years prior to that, he was the Director of Finance and Distribution for McMaster-Carr Supply Co. Mr. Devine previously served as a director of Nutrisystems, Inc. He currently serves as a director of Deckers, Inc. and Five Below, Inc.

MYLLE MANGUM
Director Since: August 2010 Age: 70 Chairman of the Board; Compensation and Governance Committee Member; Audit Committee Member

Select Qualifications, Skills, and Experience:

•  Business development and strategic planning

•  Corporate governance and public company board practices

•  Executive leadership of complex organizations

•  Leadership development and succession planning

•  International and franchise operations

•  Accounting, finance, and capital structure

•  Executive compensation

Business Experience

Ms. Mangum is the Chief Executive Officer of IBT Holdings, LLC, a position she has held since October 2003. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 until 1999, she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 until 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum previously served as a director of Emageon, Inc., Scientific-Atlanta, Inc., and Respironics, Inc. Ms. Mangum currently serves as a director of PRGX Global, Inc., Barnes Group Inc., and Haverty Furniture Companies, Inc.

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Corporate Governance

Board Responsibilities

The Board is responsible for overseeing the affairs of the Company in order to generate sustainable long-term value for our stockholders and does so through oversight of the Company’s (1) strategy and performance, (2) management, including succession planning, (3) risk management program, (4) compliance and corporate responsibility programs, and (5) other corporate governance practices, including stockholder engagement.

Board Oversight

Strategy and Performance	Management, including Succession Planning	Risk Management	Compliance and Corporate Responsibility	Other Corporate Governance Practices, including Stockholder Engagement

The Board believes that effective oversight is best achieved through (1) having the right combination of people on the Board, (2) an effective Board leadership and committee structure, and (3) effective Board practices. The Board continually reassesses the composition of the Board, the Board’s leadership and structure, and its governance practices and believes that the continuing directors, along with the director nominees, together have a complementary and diverse set of skills, backgrounds, experiences, and perspectives to constitute an effective Board; and furthermore, that the Board’s leadership and committee structure as well as its governance practices are effective. See “Board Composition” below and “Election of Class III Directors (Proposal No. 1)” on page 8 for more information about the composition of the Board; see “Board Leadership and Structure” on page 16 for more information about the Board’s leadership structure and its committees; and see “Board Practices” on page 19 for more information about the Board’s governance practices.

Board Composition

The Board and its Compensation and Governance Committee (in this “Corporate Governance” section, the “Committee”) are committed to ensuring that the Board possesses the right diversity of backgrounds, skills, experience, and perspectives to constitute an effective Board. The Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills, tenure, and experience in the context of the needs of the Board. The Committee also considers a number of other factors, including the ability to represent all stockholders without a conflict of interest; the ability to work in and promote a productive environment; sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; a high level of character and integrity; broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the ability to apply sound and independent business judgment.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	13

Corporate Governance

BOARD COMPETENCIES AND EXPERIENCE

The Board believes that it has the right mix of qualifications, skills, experience, and perspectives that allow it to fulfill its responsibilities, including overseeing management’s execution of the Company’s corporate strategy, which is designed to create long-term stockholder value. The information below shows how the Board’s collective qualifications, skills, and experience relate to the Company’s corporate strategy. For biographical information regarding each of our directors and their individual qualifications, skills, and experience see, “Election of Class III Directors (Proposal No. 1)” beginning on page 8.

Long-Term Strategy for Value Creation	Strategic Competencies and Experience	Corporate Governance Competencies and Experience
• Retail merchandising & operations

• Apparel merchandising & design

•  E-commerce and omni-channel
    retailing

•  Business development & strategic
    planning

•  Supply chain

•  International and franchise
    operations

•  Technology development and
    management experience

• Data analytics

• Leadership development

•  Accounting, finance, and capital
    structure

• Investor relations

• Executive compensation

• Mergers and acquisitions

•  Executive leadership of complex
    organizations

• Corporate responsibility

•  Corporate governance and public
    company board practices

• Risk management

• Succession planning

Improving Profitability Through a Balanced Approach to Growth

Increasing Brand Awareness and Elevating the Customer Experience

Transforming and Leveraging Information Technology Systems

Cultivating a Strong Company Culture

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Corporate Governance

BOARD DEMOGRAPHICS AND REFRESHMENT

As previously noted, in addition to ensuring that the Board collectively has a diverse set of competencies, experience, and perspectives, the Committee and Board also consider independence as well as diversity, age, and tenure. The charts below show certain demographic information about our Board as of April 16, 2019.

In order to assure the appropriate balance between members with new and different perspectives and those with a deep understanding of the Company built up over many years, the Committee reviews a director’s continuation on the Board each time such director’s term of office expires. In addition, the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”) provide that a director will not be nominated for re-election if he or she is 72 years of age or older at the time of nomination. The Board believes that together these practices are effective at ensuring an appropriate balance between experience and a fresh perspective on the Board.

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Corporate Governance

IDENTIFYING AND EVALUATING DIRECTOR CANDIDATES

The Committee is responsible for identifying, recruiting, and recommending candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders.

The following shows our nomination process for candidates to our Board:

Conduct a Needs Assessment

The Committee determines the director skills, experience, and attributes needed for the Board to exercise effective oversight of the Company. The Committee assesses the skills, experience, and attributes of existing directors against desired director skills, experience, and attributes to identify any skills, experience, and attributes that would strengthen the collective skills and experience of the Board.

Develop a New Director Profile
The Committee develops a profile that sets forth the skills, experience, and attributes desired for the new director, which satisfies the needs identified in the needs assessment.

Identify New Director Candidates
The Committee may identify new director candidates through professional search firms, professional networks of sitting directors, and nominations suggested by stockholders.

Selection of New Director
The Committee makes a recommendation to the Board based on an initial round of interviews, reference checks, and a final round of interviews with all directors.

Due Diligence and Onboarding

Once due diligence is performed and the nominee is appointed to the Board, the Company provides a robust onboarding program which includes a full day of in-person meetings with senior leadership at the Company’s headquarters and participation in a multi-day new director education program for first-time directors.

The Committee followed the process described above in connection with the appointment of Ms. Winnie Park to the Board in June 2018 and such process included the engagement of a third party search firm to identify and pre-qualify Ms. Park.

The Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria. As noted above, the Committee may engage third party search firms to identify potential director nominees.

Board Leadership and Structure

LEADERSHIP STRUCTURE

Ms. Mangum has served as the Company’s independent Chairman since assuming the role at our 2016 Annual Meeting of Stockholders. The independent Chairman’s roles and responsibilities include: (1) establishing the Board agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each; (2) providing input to the CEO with respect to the information provided to the Board; (3) serving as a liaison between the independent directors and the CEO; (4) presiding at the executive sessions of independent directors; (5) facilitating communications and coordination of activities among the committees as appropriate; and (6) approving and coordinating the retention of advisors and consultants to the Board.

Our Corporate Governance Guidelines provide that the roles of Chairman and CEO may be separated or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate. The Board believes that the combination or separation of these positions should be considered as part of the succession planning process. In the event that the Chairman is not independent, the Board believes that it is beneficial for the independent directors to appoint an independent Lead Director. Currently, the Board believes that having an independent Chairman best serves the Board in its oversight role.

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Corporate Governance

BOARD COMMITTEES

The Board has two standing committees: an Audit Committee and a Compensation and Governance Committee. The composition and leadership of these committees are shown in the table below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. The committees report to the Board as they deem appropriate and as the Board may request. Each standing committee operates under a charter that has been approved by the Board and each is comprised solely of independent directors.

Board Member	Audit Committee	Compensation and Governance Committee
Michael Archbold(1)	▲	—
Terry Davenport	—	X
Michael F. Devine(1)	X	—
Karen Leever	—	X
Mylle Mangum	X	X
Winnie Park(2)	—	X
Peter Swinburn	—	▲

▲	Chair of the committee

(1)	Effective April 2019, Mr. Archbold was appointed to serve as Chair of the Audit Committee. Mr. Devine will continue to serve as a member of the Audit Committee.

(2)	Effective April 2019, Ms. Park was appointed to serve on the Compensation and Governance Committee.

AUDIT COMMITTEE

Audit Committee Responsibilities

The Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•	reviewing the independent registered public accounting firm’s independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements, including related disclosures, that the Company files with the SEC, as well as earnings releases, earnings guidance, and non-GAAP measures;

•	reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters;

•	reviewing and approving known related person transactions;

•	reviewing internal audit activities and reports; and

•

assisting the Board in its oversight of the Company’s risk management program, including regularly reviewing the Company’s risk portfolio, management’s process for identifying risks, and the steps management has taken to monitor and control such risks.

The Audit Committee also prepares the Audit Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 62 of this proxy statement.

Audit Committee Meetings

The Audit Committee met eight times in 2018. The Audit Committee generally has eight regularly scheduled meetings per year and has an opportunity at each meeting to speak with the lead audit partner from the Company’s independent registered public accounting firm as well as the Company’s director of internal audit without any other members of management present. In addition, the Audit Committee Chair has regularly scheduled teleconferences with each of the Company’s Chief Financial Officer and the lead audit partner from the Company’s independent registered public accounting firm.

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Corporate Governance

Audit Committee Practices

At the end of each quarter, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s financial results, press releases concerning the Company’s financial performance and earnings estimates, any significant control deficiencies identified and steps management has taken or plans to take to remediate the deficiencies, significant estimates and proposed adjustments to the financial statements, reports to the Company’s ethics hotline, internal audit activities and reports, risk management activities, and the results of the independent registered public accounting firm’s review or audit of the Company’s financial statements, among other things.

Each year the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm and considers whether it is in the best interests of the Company and its stockholders to engage the firm for another year. As part of its evaluation, the Audit Committee considers the qualifications of the persons who will be staffed on the Company’s engagement, including the lead audit partner, quality of work, firm reputation, independence, fees, retail experience, and understanding of the Company’s financial reporting processes, policies, and procedures. The Audit Committee solicits feedback from management as part of its evaluation process.

Audit Committee Independence and Expertise

The Board has affirmatively determined that (1) each of our Audit Committee members meets the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE listing rules, and (2) each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Audit Committee Charter

The Audit Committee Charter may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide a copy of the charter in print without charge upon written request delivered via email to IR@express.com or by mail to Express, Inc. 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

COMPENSATION AND GOVERNANCE COMMITTEE

Compensation and Governance Committee Responsibilities

The Compensation and Governance Committee is responsible for, among other matters:

•	overseeing the overall performance evaluation process for the CEO;

•	reviewing and approving key employee compensation goals, policies, plans, and programs;

•	reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of these goals and objectives;

•	reviewing and approving, in consultation with or with the approval of the independent directors of the Board, compensation arrangements for the CEO;

•	overseeing the overall performance evaluation process for the CEO;

•	reviewing the performance of and approving compensation arrangements for executive officers other than the CEO;

•	reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers;

•	reviewing and recommending to the Board, in consultation with the Committee’s independent compensation consultant, compensation arrangements for the independent directors;

•	overseeing management’s administration of Company benefit plans and policies, including incentive compensation plans;

•	reviewing the Company’s compensation program to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking;

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•	reviewing stockholder proposals and making recommendations to the Board regarding proposals;

•	overseeing the annual self-evaluation process for the Board and its committees;

•	overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and

•	developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company.

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Corporate Governance

The Compensation and Governance Committee also prepares the Compensation and Governance Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 44 of this proxy statement.

Compensation and Governance Committee Independence

The Board has affirmatively determined that each of our Compensation and Governance Committee members meets the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under both Rule 10C-1 of the Exchange Act and the NYSE listing rules.

Compensation and Governance Committee Meetings

The Compensation and Governance Committee met seven times in 2018. The Compensation and Governance Committee generally has six regularly scheduled meetings per year and has an opportunity at each meeting to speak with the Compensation and Governance Committee’s independent compensation consultant.

Compensation and Governance Committee Practices

See “Executive Compensation—Compensation Discussion & Analysis—Executive Compensation Practices” on page 41 for additional information about the Compensation and Governance Committee’s practices.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Governance Committee has been an officer or employee of the Company. No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company.

Compensation and Governance Committee Charter

The Compensation and Governance Committee Charter may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide a copy of the charter in print without charge upon written request delivered via email to IR@express.com or by mail to Express, Inc. 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

Board Practices

STRATEGY OVERSIGHT

The Board has deep experience in the area of strategy and business development, with much of that experience gained in the retail sector. At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s corporate strategy which is designed to create long-term stockholder value and serves as the foundation upon which goals are established and decisions are made. Short and medium term objectives are developed to support achievement of the long-term strategy and the Board monitors management’s progress against such objectives.

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Corporate Governance

RISK OVERSIGHT

Full Board

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, oversees our enterprise risk management (“ERM”) program. Our ERM program is designed to enable effective identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making.

The Board is kept informed of the committees’ risk oversight and related activities primarily through reports of the committee chairs to the full Board. The Board also receives a comprehensive report from management on the ERM program at least annually. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to ensure that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

The Audit Committee

The Audit Committee oversees management’s implementation of the ERM program, including regularly reviewing our enterprise risk portfolio, management’s process for identifying risks, and steps management has taken to monitor and control enterprise risks.

The Compensation and Governance Committee

The Compensation and Governance Committee is responsible for risk oversight as it relates to our compensation policies and practices and governance structure and processes.

Management

Management has day-to-day responsibility for the Company’s ERM program. As part of its responsibilities, management continuously identifies and monitors the Company’s enterprise risks, develops and reviews risk response plans, and takes steps to control risk where appropriate.

Management’s responsibilities are carried out by a cross-functional Risk Committee which includes our Chief Operating Officer, General Counsel, Chief Financial Officer, Chief Information Officer, SVP of Human Resources, and Director of Internal Audit.

MANAGEMENT OVERSIGHT AND SUCCESSION PLANNING

As part of its management oversight responsibilities, the Board assesses whether the Company has the management talent needed to successfully pursue the Company’s strategy, monitors management’s execution of the Company’s strategy, and provides advice to management as a strategic partner. The Board believes that open communications between the Board and management play a key role in effective oversight. Accordingly, in addition to formal meetings, individual directors and members of management engage in frequent dialogue concerning the Company in between meetings.

The Board is responsible for succession planning for the CEO position and for monitoring and advising on management’s succession planning for other executive officers and key contributors. The Board reviews and discusses succession plans for the CEO position and the Company’s other executive officers and key contributors at least once annually, usually as part of the annual talent review of the executive leadership and key contributors in the Company. As part of the annual talent review process, the CEO shares his or her evaluation of the executive leadership in the business and makes recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Directors become familiar with potential successors for key management positions through various means, including annual talent reviews, presentations to the Board, and communications outside of meetings.

The Board followed its succession plan for the CEO position when it determined near the end of fiscal 2018 that a change of leadership at the CEO level was necessary and replaced our then President and CEO David Kornberg with Matthew Moellering, our EVP and COO, to serve as Interim CEO and Interim President, until a permanent CEO and President is appointed.

COMPLIANCE & CORPORATE RESPONSIBILITY

The Board is committed to ensuring that the Board and the management team together cultivate a high-performing, collaborative corporate culture that emphasizes the importance of acting according to high ethical standards and in compliance with legal requirements. The Board receives a compliance update each quarter from the Company’s General Counsel who has day-to-day oversight responsibilities for the Company’s compliance program. On an annual basis, the Board reviews with management the Company’s top compliance risks based on an updated risk assessment, steps management is taking to reduce compliance risk, and key compliance initiatives for the upcoming year.

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Corporate Governance

The Company’s reputation and commitment to corporate responsibility, including respect for human rights, the environment, our communities, and associates, play an important role in our ability to create long-term stockholder value. While matters of corporate responsibility are integrated within various Board discussions, the Board also dedicates specific time during each year to review and discuss the Company’s corporate responsibility program, including plans and progress against key initiatives.

STOCKHOLDER ENGAGEMENT

Our stockholders’ views on corporate governance and executive compensation are important to us and we value and utilize the feedback and insights that we receive. Each year, as part of our annual stockholder engagement cycle described below, we reach out to our largest stockholders who collectively hold over a majority of the shares of our outstanding common stock, which generally includes approximately our 20 largest stockholders. Our Chief Executive Officer, Chief Financial Officer, and Vice President of Investor Relations also routinely engage with stockholders throughout the year outside of our annual stockholder engagement program. Stockholders may request meetings with management or directors by sending a written request to the Office of the Corporate Secretary at 1 Express Drive, Columbus, OH 43230 or via email to IR@express.com.

STOCKHOLDER ENGAGEMENT CYCLE

The Board’s decision to approve a capital return program for our stockholders and the Company’s repurchase of approximately 10 million shares in 2018 was based in part on feedback received from our stockholders. We also received feedback from several investors that helped to inform our proposal for a new equity incentive plan in 2018. In addition, Mr. Kornberg’s compensation package was originally designed based in part on feedback received from stockholders on our executive compensation in prior years.

For more information regarding our 2018 stockholder engagement efforts, see “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Stockholder Engagement and Annual Advisory Vote on Executive Compensation” on page 42.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may contact an individual director, including the independent Chairman, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.

All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

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Corporate Governance

BOARD MEETINGS

The Board held a total of 10 meetings, all held in person and by telephone, during 2018. Each director attended at least 75% of Board meetings held during the year, as well as at least 75% of meetings of the committees on which he or she served during 2018. Directors are expected to attend our annual meetings of stockholders. All of our directors attended our 2018 annual meeting of stockholders.

The independent directors are given an opportunity to meet in executive session at each Board meeting and do so routinely.

CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted policies and procedures to ensure effective governance of Express. Our Corporate Governance Guidelines may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide the Corporate Governance Guidelines in print without charge upon request by telephone at (888) 423-2421, via email to IR@express.com, or via mail delivered to Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time for adoption by the Board. No changes were made to our Corporate Governance Guidelines in the most recent year.

DIRECTOR ELECTION STANDARDS

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested director elections. Therefore, in uncontested director elections, a director nominee must receive more votes cast for than against his or her election in order to be elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election.

The Company has a classified Board, with each class of directors serving 3-year terms. Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at an annual meeting of stockholders or his or her death, resignation, or removal, whichever is earliest to occur. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

BOARD EVALUATIONS

The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively and to identify potential areas of improvement. The evaluation process includes written questionnaires and one-on-one interviews with each director. The Chairman shares a summary of the results with the full Board and action plans are created to address identified improvement opportunities.

OUTSIDE BOARD MEMBERSHIPS

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or for-profit private company board and before accepting an assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer, or employee of a competitor of ours.

CODE OF CONDUCT

Our Code of Conduct serves as the foundation for our compliance program and sets forth the ethical standards, legal requirements, and other policies we expect our directors, officers, and associates to comply with at all times. Stockholders may access a copy of our Code of Conduct in the investor relations section of our website at www.express.com/investor. We will also provide the Code of Conduct in print without charge upon request by telephone at (888) 423-2421, via email to IR@express.com or via mail delivered to the Office of the Corporate Secretary at 1 Express Drive, Columbus, OH 43230.

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Corporate Governance

We will promptly disclose any waivers of our Code of Conduct involving our directors or executive officers. We intend to satisfy any disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting the information on the “Corporate Governance” page of our website which can be found at www.express.com/investor.

RELATED PERSON TRANSACTIONS

Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person where the amount involved exceeds $120,000 and the Related Person has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors, director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

All Related Person Transactions must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors in accordance with our Related Person Transaction Policy. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

Since February 4, 2018, there has not been, and there is not currently proposed, any transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Related Person had or will have a direct or indirect interest.

Director Compensation

OVERVIEW

Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their time and effort, be competitive with the market, and align their interests with the long-term interests of our stockholders. Employee directors receive no compensation for Board service. The Compensation and Governance Committee, together with its independent compensation consultant, periodically review the form and amount of director compensation and recommend changes to the Board, as appropriate. As part of its review, the Compensation and Governance Committee considers how the Company’s director compensation program compares to the programs at the peer companies we refer to in the executive compensation setting process. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—The Role of Peer Companies and Benchmarking” beginning on page 41 for more information about our peer companies. The Compensation and Governance Committee believes that director compensation should be competitive with the market and geared towards attracting and retaining highly-qualified independent professionals to oversee the Company and represent the interests of the Company’s stockholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

The annual cash retainers for our non-employee directors in 2018 are shown in the following table.

Annual Retainer Type	2018 Annual Retainer Amount
Non-Employee Director	$75,000
Committee Service	$10,000
Chairman	$100,000
Audit Committee Chair	$20,000
Compensation and Governance Committee Chair	$20,000

Non-employee directors also receive equity grants on an annual basis. In 2018, non-employee directors were granted restricted stock units that had a fair value of approximately $125,000 on the date of grant and that vest on May 15, 2019, subject to continued service. The Company’s non-employee Chairman was entitled to an additional grant of restricted stock units that had a value of approximately $40,000 on the date of grant and that vest on May 15, 2019, subject to continued service. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board service.

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Corporate Governance

REASONABLE INDIVIDUAL LIMITATIONS FOR NON-EMPLOYEE DIRECTORS

In connection with the approval of the Express Inc. 2018 Incentive Compensation Plan (the “2018 Plan”), the Board adopted an individual compensation limitation for non-employee directors. Under the 2018 Plan, the aggregate value of all compensation paid or granted to any individual for service as a non-employee director during any calendar year, including awards granted under the 2018 Plan and cash fees paid by us, will not exceed $600,000, calculating the value of any awards granted during such calendar year based on the grant date fair value of such awards for financial reporting purposes, other than with respect to any special compensation paid to any non-employee director for his or her service as Chairman of the Board.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board has director stock ownership guidelines which call for non-employee directors to own an amount of our common stock equal to five times their annual cash retainer. Directors have five years to meet the guidelines. Under these guidelines, directors are generally not permitted to sell any shares of our common stock until they achieve the ownership guideline and thereafter are only permitted to sell shares to the extent that such sale would not cause the director to fall below the ownership guideline. To avoid fluctuating ownership requirements, once a director has achieved the applicable stock ownership guideline, he or she is considered to have satisfied the guideline, provided that the shares used to meet the underlying requirement are retained. As of the end of fiscal 2018, all non-employee directors have met or are on track to meet the stock ownership guidelines.

2018 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding compensation earned for each of our non-employee directors in fiscal 2018.

Director(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	Total ($)
Michael Archbold	85,000	125,000	210,000
Terry Davenport	85,000	125,000	210,000
Michael F. Devine	105,000	125,000	230,000
Karen Leever	85,000	125,000	210,000
Mylle Mangum	195,000	165,000	360,000
Winnie Park(2)	59,949	125,000	184,949
Peter Swinburn	105,000	125,000	230,000

(1)	Mr. Kornberg did not receive compensation for service on the Board.

(2)	Ms. Park was appointed as a Class III director to the Board in June 2018.

(3)

Reflects the aggregate grant date fair value of restricted stock units. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in our Annual Report. These amounts do not represent the actual amounts paid to or received by the named director during 2018. No stock options were granted to any of the Company’s non-employee directors in 2018.

(4)

The aggregate restricted stock units and stock options (whether or not exercisable in the case of options) outstanding as of February 2, 2019 are as follows: Mr. Archbold (11,962 restricted stock units); Mr. Davenport (11,962 restricted stock units); Mr. Devine (11,962 restricted stock units and 10,000 stock options); Ms. Leever (11,962 restricted stock units); Ms. Mangum (15,790 restricted stock units and 2,500 stock options); Ms. Park (11,962 restricted stock units); and Mr. Swinburn (11,962 restricted stock units).

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Executive Officers

The following table sets forth the names, ages, and titles of our executive officers as of April 16, 2019:

Name	Age	Position
Matthew Moellering	52	Interim Chief Executive Officer and Interim President, Executive Vice President and Chief Operating Officer
Colin Campbell	60	Executive Vice President—Sourcing and Production
John J. (“Jack”) Rafferty	67	Executive Vice President—Planning and Allocation
Douglas Tilson	61	Executive Vice President—Real Estate
Periclis (“Perry”) Pericleous	46	Senior Vice President, Chief Financial Officer and Treasurer

Our executive officers are appointed by the Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above.

Matthew Moellering has served as our Interim Chief Executive Officer and Interim President since January 22, 2019. He continues to serve as our Executive Vice President and Chief Operating Officer, a role he has held since September 2011. Prior to that, he served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary from October 2009 until September 2011, Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 until October 2009, and our Vice President of Finance from September 2006 until July 2007. Prior to that, he served in various roles with Limited Brands (now known as L Brands) from February 2003 until September 2006, including Vice President of Financial Planning. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003. Prior to that he served as an officer in the United States Army. Mr. Moellering serves on the board of directors of L.L.Bean, Inc. which is a privately held company.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 until June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands (now known as L Brands) including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 until 2005. Prior to that, from 1985 until 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to joining Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands (now known as L Brands). These roles included Vice President of Planning and Allocation for Lerner from 1990 until 1998, Vice President of Lane Bryant from 1988 until 1990, and Director of Planning and Allocation for Sizes Unlimited from 1984 until 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner, and Brooks Fashion.

Douglas Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 until October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior real estate positions with Limited Brands (now known as L Brands) from January 1987 until July 1999. Prior to that, he was a labor attorney with the law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

Periclis (“Perry”) Pericleous has served as our Senior Vice President, Chief Financial Officer and Treasurer since July 2015. Prior to this appointment, he held a number of other leadership positions within our finance organization, including Vice President of Finance from December 2010 until July 2015, Director of Financial Planning & Analysis from April 2010 until December 2010, and Director of Store Finance from November 2007 until April 2010. Mr. Pericleous joined Express in August 1999 and served in a variety of roles of increasing responsibility across the finance organization, including in store finance and financial reporting. He began his career in 1996, serving in various accounting roles at Drug Emporium and then Value City Department Stores. Mr. Pericleous is a Certified Public Accountant.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	25

Executive Compensation

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

OVERVIEW OF FISCAL 2018 BUSINESS RESULTS

Overall financial performance proved challenging in 2018 due to comparable sales and earnings declines during the Fall 2018 season, which more than offset positive year over year growth in comparable sales and earnings during the Spring 2018 season. Our e-commerce business continued to be a strength, generating record sales of over $600 million in 2018. We also continued to generate strong cash flow in 2018 and ended the year with more than $172 million in cash and no debt on our balance sheet. The Company’s ability to generate cash flow beyond its investment needs allowed for the return of $83 million in value to our stockholders through share repurchases in 2018. The retail sector continues to face challenges and opportunities that come from rapid change. We continue to believe in the opportunities presented by the changing dynamics in retail and our ability to generate long-term value for our stockholders. To fully capitalize on this opportunity, the Board determined a change in leadership was necessary and in January 2019 terminated the employment of our President and Chief Executive Officer and commenced a search for a new President and Chief Executive Officer.

Net Sales	Adjusted Operating Income(1)	Adjusted EPS(1)

(1)

Adjustments made to operating income and EPS are shown in the unshaded boxes above. Refer to Appendix A for more information regarding adjustments made to operating income and EPS. Figures may not foot due to rounding.

(2)	Reflects adjustments made to the Company’s financial statements in connection with the adoption of the new revenue recognition standard ASC 606 in the first quarter of 2018.

Progress Against Select Business Initiatives

   E-commerce Growth. Achieved e-commerce sales at an all-time high in 2018 with sales of over $600 million, up 21% on a comparable sales basis versus 2017.

   Optimize Retail Store Fleet. Reduced our retail store fleet by 43 stores, consisting of 29 conversions to outlet stores and the closure of 14 stores.

   Open New Outlet Stores. Added 39 outlet locations in 2018, including 29 retail store conversions to the outlet format and 10 new outlet stores.

   Expand Omni-Channel Capabilities. Reached target with approximately 400 active “ship from store” retail locations and expanded test of “buy online, pick up in store” in 2018.

   Increase Store Productivity. Decline of same store sales by 9% compared to prior year.

   Elevate The Customer Experience. Introduced extended sizing across women’s and men’s product assortment in stores for the first time, launched Express Style Trial, a subscription-based rental service, and opened two new retail stores with formats that feature enhanced customer facing technology.

   Significant Cost Savings Initiatives. Achieved $12 million cost savings target in 2018.

   Share Repurchases. Repurchased approximately 10 million shares of our outstanding common stock at an aggregate cost of $83 million in 2018.

   Strong Cash Flow Generation. Generated strong cash flow in 2018, which allowed for continued investment in the business as well as share repurchases and ended the year with cash of $172 million.

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Executive Compensation

CHIEF EXECUTIVE OFFICER TRANSITION AND FORWARD LOOKING STRATEGY

The end of fiscal 2018 was marked by a leadership change at the Chief Executive Officer level. David Kornberg ceased to serve as President and Chief Executive Officer of the Company and resigned as a member of the Board, effective January 22, 2019. Mr. Kornberg remained employed by the Company through February 21, 2019. On January 22, 2019 Matthew Moellering, our Executive Vice President and Chief Operating Officer, was appointed Interim Chief Executive Officer and Interim President until a permanent Chief Executive Officer and President is appointed.

In 2019, led by the Interim CEO, the Company is focused on three key areas of the business including product, brand and product clarity, and customer acquisition and retention to reposition the business for future growth and improved profitability.

Across these focus areas, the Company has several initiatives underway, including:

•

improving product acceptance through enhancing customer insights, reassessing testing and buying processes, and bringing in small quantities of forward season merchandise to get a better read on styles and more time to maximize trend-right product during the selling season;

•

improving product and brand clarity by sharpening edit points for the women’s and men’s customer with a single fashion point of view, creating a new commercial planning process to align and focus key customer messages, and optimizing the product portfolio to improve clarity in stores; and

•	growing the customer base by expanding partnerships with key fashion influencers and optimizing marketing spend.

In addition, the Company continues its efforts to capture the benefits from systems investments as well as its disciplined approach to managing expenses.

2018 NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of our named executive officers (our “NEOs”) for 2018, who are listed below:

Name	Position

David Kornberg	Former President and Chief Executive Officer(1)

Matthew Moellering	Interim Chief Executive Officer and Interim President, Executive Vice President and Chief Operating Officer(1)

James (“Jim”) Hilt	Former Executive Vice President and Chief Customer Experience Officer(2)

John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation

Colin Campbell	Executive Vice President—Sourcing and Production

Periclis (“Perry”) Pericleous	Senior Vice President, Chief Financial Officer and Treasurer

(1)	Effective January 22, 2019, Mr. Kornberg ceased to serve as President and Chief Executive Officer and Mr. Moellering was appointed Interim Chief Executive Officer and Interim President.

(2)	Mr. Hilt left the Company on March 19, 2019.

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Executive Compensation

2018 COMPENSATION HIGHLIGHTS

The last day of our 2018 fiscal year was Saturday February 2, 2019. Mr. Kornberg served as our President and CEO for all but the last two weeks of our fiscal year. Accordingly, this CD&A focuses on Mr. Kornberg’s compensation for 2018, including information showing the relationship between the CEO’s 2018 target compensation and 2018 actual realizable compensation. Unless otherwise noted, compensation related references in this proxy statement to the “CEO” are references to Mr. Kornberg.

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2018:

• CEO Target Pay Opportunity Remained the Same in 2018: CEO target pay opportunity for Mr. Kornberg was established at the median of our peer group in 2016 and remained unchanged in both 2017 and 2018. In 2019, target pay opportunity for our Interim CEO, Mr. Moellering, will reflect a base salary of approximately $1.1 million until his interim assignment ends, and his short-term cash incentive target percentage and amount of long-term incentive award will remain unchanged from 2018 levels when he served as Executive Vice President and Chief Operating Officer. Target pay opportunity for our other NEOs will generally stay the same in 2019.

• CEO Pay-for-Performance Compensation Design with Challenging Performance Targets Continued: Overall, the design of the CEO compensation package remained the same year over year, with 86% of Mr. Kornberg’s target compensation package composed of short-term cash incentives and long-term equity and cash incentives. The performance-based short-term and long-term incentives continued to include challenging performance targets so that realizable compensation reflects business performance.

• Short-Term Incentive Program Continues to Include a Strategic Performance Goal: Under the Company’s 2018 short-term cash incentive program, 75% of the target bonus opportunity was based on achievement of challenging financial goals and 25% was based on achievement of key strategic objectives in furtherance of the Company’s long-term growth strategy.

• Long-Term Incentives Updated to Include a Relative TSR Modifier: Performance-based long-term incentive awards continue to be dependent on the achievement of challenging three-year Adjusted EPS performance targets. In 2018, however, the design was modified by providing that the payout based on Adjusted EPS performance could be modified by 20% upwards or downwards, based on Company Total Shareholder Return performance relative to the Dow Jones U.S. Retail Apparel Index (“Relative TSR”).

• Portion of Long-Term Incentives Cash Denominated: While performance-based awards continue to represent 50% of the annual long-term incentive grant, to help manage share usage and overhang, in 2018, performance-based long-term incentive awards were delivered half in the form of equity and half in the form of cash. As a result, 2018 long-term incentive awards were comprised of 25% performance-based restricted stock units and 25% performance-based cash, with the remaining 50% comprised of restricted stock units with time-based vesting. Each of the performance-based restricted stock units and performance-based cash awards are subject to the same challenging three-year Adjusted EPS targets and subject to a Relative TSR modifier. No stock options were granted to our NEOs in 2018.

• CEO Actual Realizable Total Direct Compensation was Significantly Below Target in 2018, Reflecting Business Results: Reflecting the Company’s disappointing business performance, Mr. Kornberg’s actual realizable total direct compensation in 2018 was 63% below target total direct compensation, due to payout of the short-term cash incentive program below target and the forfeiture of all of his long-term incentive awards due to his termination of employment except for a portion of time-based restricted stock units that became vested pursuant to the terms of his employment agreement. Mr. Kornberg’s actual realizable total direct compensation was also significantly below target for both 2017 and 2016—approximately 70% below target in 2017 and 80% below target in 2016. In connection with Mr. Kornberg’s termination, he became entitled to certain separation payments under his employment agreement, including a cash separation payment not included in the calculation of actual realizable total direct compensation. His separation payments are described in “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

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Executive Compensation

Summary Compensation Table Total Direct Compensation

For 2016 through 2018, Mr. Kornberg’s pay structure was the same: $1 million salary, 130% target bonus, and long-term incentives with a value of $5 million.

As reported in the Summary Compensation Table on page 45, the corresponding actual total direct compensation numbers for 2016, 2017, and 2018 were approximately $6 million, $6.4 million, and $5.5 million, reflecting that (1) no short-term cash incentive compensation was paid for 2016, (2) 2017 short-term cash incentive compensation was $400,000, and (3) 2018 short-term cash incentive compensation was $700,000 (including $195,000 reflected in the all other compensation column). The portion of the 2018 long-term incentive award denominated in performance-based cash ($1,250,000) is not reflected in the Summary Compensation Table.

Total Direct Compensation excludes non-qualified deferred compensation and all other compensation as reported in the Summary Compensation Table, including Mr. Kornberg’s separation compensation provided under his employment agreement. For a discussion of Mr. Kornberg’s separation compensation, see “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

CEO Realizable Total Direct Compensation(1): Target vs. Actual

The chart below illustrates CEO actual realizable total direct compensation compared to target realizable total direct compensation for the 2016, 2017, and 2018 fiscal years. Actual realizable total direct compensation reflects the actual amount of pay our CEO can expect to receive from equity awards.

For more information on the computation of CEO realizable compensation, which does not include the CEO’s separation compensation provided under his employment agreement, refer to “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—CEO Realizable Pay” on page 38.

For more information on the CEO’s separation compensation, refer to “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

(1)

Total direct compensation is comprised of base salary, short-term incentives, and long-term incentives, and excludes non-qualified deferred compensation and all other compensation reported in the Summary Compensation Table on page 45, except for a portion of Mr. Kornberg’s Fall 2018 short-term incentive ($195,000) reflected in all other compensation for 2018. Total direct compensation does not include the value of a one-time cash separation payment made to Mr. Kornberg pursuant to his employment agreement equal to 1.5 times the sum of his base salary and target bonus ($3,450,000).

(2)	Long-term incentive awards consist of performance-based restricted stock units, time-based restricted stock units, stock options granted in 2016 and 2017, and performance-based cash granted in 2018.

For more information on our short-term cash incentive program, refer to “—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” beginning on page 32. For information on our long-term incentive program, see “—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives” beginning on page 35.

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Executive Compensation

EXECUTIVE COMPENSATION OBJECTIVES AND PRACTICES

Below we highlight the core objectives that serve as the foundation for our compensation program, the practices we have implemented to achieve those objectives, and practices we have not implemented because we do not believe they would serve the Company’s long-term interests.

Program Objective	What We DO:
Pay for Performance	Variable Compensation. A significant portion of our executives’ compensation opportunity is variable and is tied to achievement of challenging financial performance targets and changes in the Company’s stock price. In 2018, 86% of CEO target total direct compensation was variable.
Short-Term and Long-Term Incentive Compensation with Challenging Performance Targets. 75% of our short-term cash incentive awards and 50% of our long-term incentive awards are subject to the achievement of challenging financial performance targets that incentivize the creation of stockholder value. The remaining 25% of our short-term cash incentive awards depends on the achievement of an operational performance goal that is tied to our strategic initiatives.
Performance-Based Equity Awards. In 2018, we granted a mix of long-term incentives, comprised of (i) 50% time-based restricted stock units, and (ii) 50% performance-based incentives comprised of one-half performance-based restricted stock units and one-half performance-based cash, with performance based on adjusted diluted earnings per share goals over a three-year period which may be increased or decreased by 20% based upon Company TSR performance relative to the Dow Jones U.S. Retail Apparel Index.
Pay Competitively	Robust Compensation Setting Process. We utilize market data without strict benchmarking in order to make sure executives are paid commensurate with their experience and performance. Executive compensation packages are heavily weighted on performance but also include base salary and other benefits that make them competitive with our peers.
Pay Responsibly	Long-Term Vesting Requirements. Stock options and time-based restricted stock units granted to our NEOs vest ratably over 4 years, and performance-based restricted stock units and performance-based cash awards vest after 3 years, in order to align the interests of our executives with our stockholders. No stock options were granted to our NEOs in 2018.
Annual Stockholder Engagement Process. As part of our annual stockholder engagement cycle, we reach out to our largest stockholders who collectively hold over a majority of the shares of our outstanding common stock, which generally includes our 20 largest stockholders. We also offer our stockholders the opportunity to vote annually on the Company’s executive compensation program. We value the feedback we receive from stockholders and consider it when making decisions on behalf of the Company, including with respect to executive compensation. Refer to page 64 for more information about this year’s non-binding say-on-pay proposal.
Stock Ownership Guidelines. Each of our executives is subject to substantial stock ownership requirements. Under the guidelines, executives are generally not permitted to sell any shares until they achieve the ownership guideline and thereafter are only permitted to sell shares to the extent that such sale would not cause the executive to fall below the ownership guideline.
Mitigate Undue Risk. The mix between short-term incentives and long-term incentives is intended to discourage executives and associates from maximizing short-term performance at the expense of long-term performance. In 2018, our short-term cash-incentive program had financial performance goals based on operating income and operational goals based on achievement of key strategic objectives, while our long-term performance-based awards had performance targets based on earnings per share and a potential adjustment based on Relative TSR thereby discouraging participants from focusing on the achievement of one performance measure at the expense of another.
Capped Payouts. Payouts are capped under our cash and equity incentive award programs.
Independent Compensation Consulting Firm. The Compensation and Governance Committee (in this “Executive Compensation” section, the “Committee”) is advised by an independent compensation consultant that provides no other services to the Company.
Clawback Policy. Our executives are subject to a clawback policy.

What We DON’T DO:
Pay Responsibly	No Special Tax Gross-Ups. We do not provide special tax gross-ups to executives.
No Pension Plans or Other Post-Employment Defined Benefit Plans; Deferred Compensation Plan Terminated. We do not provide any qualified or non-qualified post-employment defined benefit plans. We terminated our non-qualified deferred compensation plan in 2017 as a cost-saving measure and final payouts occurred in April 2018.
No Special Executive Perquisites. We do not provide our executives with any special perquisites.
No Liberal Share Recycling, Repricing of Underwater Stock Options, or Reloads of Stock Options. The Company’s 2018 Plan prohibits the repricing of stock options without the consent of stockholders, does not allow for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises, and includes an explicit prohibition on liberal share recycling.
No Hedging or Pledging Transactions. We prohibit associates, including NEOs, and directors from hedging or pledging any securities of the Company held by them.
No Single Trigger Change-in-Control Payments. Our NEOs are not currently entitled to any single-trigger special vesting, severance, or other benefits in a change-in-control.

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Executive Compensation

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. The elements of our compensation program for 2018 were as follows:

Compensation Element	Form	Performance/ Vesting Period	Performance Metric	Alignment to Compensation Objectives

Base Salary	Cash			Salary is set at competitive market levels in order to compete for, obtain, and retain the talent necessary to successfully operate the Company and execute our strategic plans.

Short-Term Incentives	Cash	Six-month operating seasons	Financial Goal: Adjusted Operating Income (75% weighting)	75% of the incentive payment opportunity depends on the achievement of pre-established objective financial goals, which is intended to motivate executives to work effectively to achieve financial performance objectives aligned with our seasonal business cycle and reward them when objectives are met.

			Operational Goal: Key Strategic Objectives in Furtherance of the Company’s Long-Term Growth Strategy (25% weighting)	For 2018, the operational goals were based on achievement of cost saving and rent saving goals, expansion of omni-channel capabilities, retail to outlet store conversions, roll-out of in-store sustainability initiatives, and the launch of a new concept store and rental subscription service.

Long-Term Incentives	50% performance-based awards comprised of: -Half performance-based restricted stock units -Half performance-based cash	3-year performance and vesting period	3-year Adjusted EPS which may be increased or decreased 20% based on Relative TSR	3-year performance periods based on Adjusted EPS with a Relative TSR modifier aligns the interests of our executives with the interests of stockholders in creating long-term value.

	50% time-based restricted stock units	4-year vesting requirements		4-year vesting requirements align our executives’ interests with our stockholders and incentivize retention of our executive talent.

Other	– Defined contribution retirement plans – Health and welfare benefits – Termination benefits			We seek to offer retirement plan benefits, health and welfare benefits, and termination benefits at levels that are competitive with the market.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	31

Executive Compensation

The Committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives; however, it does not apply any rigid allocation formula in setting our executive compensation, and the Committee may make adjustments to this approach for various positions on a case-by-case basis as appropriate. A significant portion of executive compensation is intended to be variable and tied to the Company’s financial performance and stock price. The following charts show that, for 2018, 86% of CEO compensation and 66% of other NEO compensation at target was variable.

(1)	Target total direct compensation is comprised of base salary, short-term incentives, and long-term incentives. Variable compensation is comprised of short-term incentives and long-term incentives.

BASE SALARY

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. NEO base salaries are determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, peer group and other data, relevant market survey data, and individual and Company performance.

The annual base salaries in effect for each of our NEOs as of February 2, 2019 are shown in the following table:

Name	2017 Fiscal Year End	Changes to Base Salary During Fiscal 2018	2018 Fiscal Year End
David Kornberg	$1,000,000	No change in 2018.	$1,000,000
Matthew Moellering	$793,000	Effective January 22, 2019, Mr. Moellering received a market-based salary increase from $793,000 to $1,117,000 in connection with his appointment to Interim CEO and Interim President.	$1,117,000
James (“Jim”) Hilt	$560,000	In April 2018, Mr. Hilt received a market-based salary increase from $560,000 to $650,000 in connection with his promotion to EVP, Chief Customer Experience Officer.	$650,000
John J. (“Jack”) Rafferty	$582,000	No change in 2018.	$582,000
Colin Campbell	$582,000	No change in 2018.	$582,000
Periclis (“Perry”) Pericleous	$475,000	In April 2018, Mr. Pericleous received a market-based salary increase from $475,000 to $500,000.	$500,000

Annual base salaries for Messrs. Moellering, Rafferty, Campbell, and Pericleous are expected to remain the same in 2019.

PERFORMANCE-BASED INCENTIVES

Short-Term Incentives

Our short-term performance-based cash incentive compensation program provides our NEOs with incentive payment opportunities for each six-month operating season that corresponds to the traditional retail selling seasons of Spring (February through July) and Fall (August through January). The target short-term cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. 40% of each executive’s annual target bonus is allocated to the six-month Spring season and 60% is allocated to the six-month Fall season which is intended to align with the seasonality in our business where higher portions of our net sales and net income are typically realized in the six-month Fall season due primarily to the impact of the holiday season. The seasonal design allows us to establish appropriately challenging performance targets that align business

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performance expectations with the seasonal nature of the way we manage our business and prevailing market and economic conditions which can change quickly in the retail apparel sector. For example, this structure allows for mid-year development of performance targets and provides an incentive for our executives to focus on meeting goals in the six-month Fall season in circumstances when business performance and macro-economic conditions decline or improve relative to our operating plans.

2018 Short-Term Cash Incentive Compensation

Our seasonal short-term performance-based cash incentive compensation program includes a financial performance goal and an operational goal based on the achievement of key strategic initiatives that tie to our long-term strategy. For each season, 75% of the target payout opportunity was based on a financial performance goal while 25% was based on an operational performance goal.

Financial Performance Goal (75% Weighting). The financial performance goals under the short-term cash incentive program for 2018 were based on operating income, subject to adjustments for certain extraordinary items. We continue to use operating income as a financial performance goal because it is a performance measure over which executives can have significant impact, and is also directly linked to the Company’s seasonal operating plans and long-range plan. The financial goal continues to have a threshold, target, and maximum payout which allows participating executives to double the incentive payout associated with achievement of the financial goal if the maximum operating income goal is achieved.

The only adjustment made to operating income in 2018 was for the purpose of excluding expense associated with the departure of our CEO which is consistent with adjustments reflected in supplemental non-GAAP financial information publicly reported by the Company. The Company provides supplemental non-GAAP financial information to exclude non-core operating items that may not be indicative of, or are unrelated to, our underlying operating results and that we believe provide a better baseline for analyzing trends. See Appendix A for adjustments made for non-core operating items in 2018 for purposes of determining whether the performance targets had been achieved.

Operational Performance Goal (25% Weighting). The operational performance goals under the short-term cash incentive program for 2018 were (1) for the Spring season based on achievement of cost savings goals, expansion of ship-from-store capabilities, retail to outlet store conversions, and roll-out of in-store sustainability initiatives, and (2) for the Fall season based on rent-savings initiatives, and the launch of a new concept store and rental subscription service, with all goals for each season required to be achieved in order for there to be a payout for that season on account of the operational goal. The operational goal is binary and pays out at target only. The operational goal no longer includes an Adjusted EBITDA threshold, which was added to the 2017 operational goal solely so that payouts could qualify as performance-based compensation under Section 162(m) of the Code and avoid the limits on tax deduction that would otherwise be available. This exception for performance-based compensation was repealed, effective for the 2018 year. For more information on accounting and tax considerations, see, “Compensation Discussion and Analysis—Executive Compensation Practices—Accounting and Tax Considerations” on page 44.

The Committee sets the performance goals near the beginning of each six-month season based on an analysis of (i) historical performance, (ii) internal financial plans, (iii) strategic objectives, and (iv) general economic conditions.

Both financial and operational performance goals are set at the same targets for all leadership in the business. We believe it is important to have all members of leadership working towards the same goals and that those goals are clear, understandable, and within their control.

For 2018, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to 175% of their incentive target, based upon the extent to which the performance goals were achieved. The threshold, target, and maximum short-term performance-based cash incentive payout opportunities for our NEOs for 2018 are set forth in the “Grants of Plan-Based Awards” table on page 47.

The target cash incentive compensation opportunity as a percentage of base salary in effect for each of our NEOs for 2018 is shown below:

Annual Short-Term Cash Incentive Payout Opportunity at Target (as a % of Base Salary)
Name	2017	Changes to Short-Term Cash Incentives During Fiscal 2018	2018
David Kornberg	130%	No change in 2018.	130%
Matthew Moellering	85%	No change in 2018.	85%
James (“Jim”) Hilt	60%	In April 2018, Mr. Hilt received a market-based increase from 60% to 65% in connection with his promotion to EVP, Chief Customer Experience Officer.	65%
John J. (“Jack”) Rafferty	65%	No change in 2018.	65%
Colin Campbell	60%	No change in 2018.	60%
Periclis (“Perry”) Pericleous	65%	No change in 2018.	65%

Final payout amounts for each six-month season are approved by the Committee at its first regularly scheduled in-person Committee meeting following the end of each six-month operating season and are paid out to executives after such approval.

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2018 Short-Term Cash Incentive Compensation Goals and Results

Spring Season (40% weighting)

Financial Performance Goals. The following table illustrates the financial performance goals and actual payout levels for the six-month Spring season. Our performance targets are intended to be challenging and the financial target goal for the Spring season was set significantly higher than the prior Spring season’s actual results. Based on the Company’s Spring season financial performance, the operating income goal paid out at 104% of target under the Company’s seasonal short-term cash incentive program for the 2018 Spring season.

Performance Metric	Weighting	Threshold Goal	Target Goal	Maximum Goal	Actual Performance	Actual Payout
Operating Income	75%	$0	$5M	$15M	$5.5M	104% of Target

Operational Performance Goals. The following table illustrates the operational performance goals and payout level for the six-month Spring season. The operational goal is binary and pays out at target only and only if all goals are achieved.

Spring 2018 Performance Goal	Weighting	Spring 2018 Results	Actual Payout
	25%		100% of Target
Realize a minimum of $8M in cost savings		Achieved cost savings target, primarily through sourcing related initiatives
Expand Ship-From-Store capabilities to over 350 stores		Expanded Ship-From-Store capabilities to approximately 400 stores
Convert 25 stores from Retail to Express Factory Outlet		Converted 27 Retail stores to Express Factory Outlet stores
Implement sustainability initiatives in 180 stores		Successfully rolled out sustainability initiatives to 180 stores

Fall Season (60% weighting)

Financial Performance Goals. The following table illustrates the financial performance goals and actual payout levels for the six-month Fall season. Our performance targets are intended to be challenging and the financial target goal for the Fall season was set significantly higher than the prior Fall season’s actual results. Based on the Company’s Fall season financial performance, the operating income goal did not pay out under the Company’s seasonal short-term cash incentive program for the 2018 Fall season.

Performance Metric	Weighting	Threshold Goal	Target Goal	Maximum Goal	Actual Performance	Actual Payout
Operating Income	75%	$50M	$58M	$71M	$28M	No Payout

Operational Performance Goals. The following table illustrates the operational performance goals and payout level for the six-month Fall season. The operational goal is binary and pays out at target only and only if all goals are achieved.

Fall 2018 Performance Goal	Weighting	Fall 2018 Results	Actual Payout
	25%		100% of Target
Generate a pre-established minimum amount in future rent savings		Achieved rent savings target through rent renewal negotiations that become effective in 2019
Launch new concept store at Cherry Creek Mall in Denver by end of November 2018		In November 2018 launched new store design at our Cherry Creek Mall location featuring an elevated shopping experience and new customer facing technology with the goal of driving in-store traffic and customer acquisition
Launch subscription-based rental service “Express Style Trial” by end of October 2018		In October 2018, launched “Express Style Trial,” a subscription based rental service to reach new customers through new channels

2019 Short-Term Cash Incentive Compensation

In 2019, we expect to continue with our seasonal short-term cash incentive compensation program with 75% of the target payout opportunity based on financial goals and 25% based on operational goals. For 2019, we expect to use adjusted operating income as the financial performance metric. We expect the operational goal for 2019 to be tied to various strategic goals, including store conversion rate and customer acquisition and retention goals, with all goals required to be achieved in order for there to be a payout on account of the operational goal.

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Target cash incentive compensation opportunity as a percentage of base salary is expected to remain the same for Messrs. Moellering, Rafferty, Campbell, and Pericleous in 2019.

Long-Term Incentives

For 2018, the Committee and Board determined that our NEOs would receive a mix of long-term incentives comprised of the following:

Our long-term incentive awards are generally intended to accomplish the following main objectives: (1) create a direct correlation between the Company’s financial performance and stock price and compensation paid to our NEOs; (2) retention of our NEOs; (3) assist in building equity ownership of our NEOs to increase alignment with long-term stockholder interests; (4) attract and motivate key associates; (5) reward participants for performance in relation to the creation of stockholder value; and (6) deliver competitive levels of compensation consistent with our compensation objectives. The total grant date fair value of awards for our NEOs are determined on a position-by-position basis using market data for corresponding positions in our peer group and other relevant market survey data, the individual’s job responsibilities, and individual performance.

Executives are generally granted long-term incentive awards as part of our annual merit review process. During this process, the Committee determines the appropriate overall value and mix of long-term incentive grants for our NEOs. For more information on our executive compensation practices, including the annual merit review process and the objectives and factors considered by the Committee as part of the executive compensation decision making process, see “—Executive Compensation Practices—“Determining Compensation for the CEO” and “Determining Compensation for the Other NEOs” beginning on page 41.

2018 Updates to Long-Term Incentive Award Program

Modification of Long-Term Incentive Mix. While performance-based awards continue to represent 50% of the annual long-term incentive grant, to help manage share usage and overhang, in 2018 performance-based long-term incentive awards were delivered half in the form of equity and half in the form of cash so that long-term incentives in 2018 were comprised of 25% performance-based restricted stock units, 25% performance-based cash, and 50% restricted stock units with time-based vesting. No stock options were granted to our NEOs in 2018.

Inclusion of Relative TSR Modifier. Performance-based long-term incentive awards continue to be dependent on the achievement of challenging 3-year Adjusted EPS performance targets. However, beginning in 2018, long-term incentive payouts may be increased or decreased by 20% based on Company TSR performance relative to the Dow Jones U.S. Retail Apparel Index during the three-year performance period (“Relative TSR”). The inclusion of a Relative TSR modifier helps to ensure that actual long-term pay delivered to our executives more closely aligns with stockholder returns and further incentivizes the creation of long-term stockholder value.

Relative TSR is measured for the applicable performance period based upon the change in each company’s stock price during that period. Stock prices are adjusted for dividends paid. A 20-day trading averaging period is used to determine the beginning and ending stock price values used to calculate the total shareholder return of the Company and the other companies in the Dow Jones U.S. Retail Apparel Index (“Index”). The change in value from the beginning to the end of the period is divided by the beginning value to determine total shareholder return. The Company’s total shareholder return is compared to the total shareholder return of other companies in the Index, ranked by percentile, to determine whether to modify payout for the applicable performance period based on Adjusted EPS.

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Executive Compensation

Modification of the payout amount is based on the Company’s percentile rank within the Index. No modifications are made if Company TSR falls between the 25th and 75th percentile of the Index. Payouts are decreased by 20% if Company TSR is below the 25th percentile of the Index and payouts are increased by 20% if Company TSR exceeds the 75th percentile of the Index except that payouts are capped at 200% of target. The table below illustrates the payout adjustments.

TSR Percentile Rank vs. Dow Jones U.S. Retail Apparel Index	TSR Modification to Payout of Performance-Based Awards
</=25th	-20%
Between 25th and 75th	None
>/+75th	+20%(1)

(1)	Payouts are capped at 200% of target.

2018 Time-Based Restricted Stock Units

In 2018, the Company granted our NEOs the time-based restricted stock units set forth in the Grants of Plan Based Awards table on page 47. One-fourth of the restricted stock units are scheduled to vest on each of April 15, 2019, 2020, 2021, and 2022, subject to continued employment with the Company.

Performance-Based Awards

Long-term performance-based awards granted to our NEOs are subject to three-year Adjusted EPS performance goals. The Adjusted EPS performance goal has a threshold goal (50% payout), target goal (100% payout), and a maximum goal (200% payout). The number and amounts of long-term performance-based awards that vest is determined using straight line interpolation if Adjusted EPS over the performance period is an amount between performance goals. No portion of performance-based awards are payable in the event the Company fails to achieve the threshold Adjusted EPS goal. Beginning in 2018, the long-term incentive awards are also subject to a TSR modifier such that payouts may be increased or decreased by 20% based upon Relative TSR.

Performance-based awards granted to our NEOs
Performance Period	Performance Measure	Award Mix	Payout	Vesting Terms
Fiscal 2018-Fiscal 2020	3-year Adjusted EPS with a Relative TSR modifier	50% performance-based restricted stock units and 50% performance-based cash	As of the end of fiscal 2018, the Company has recorded compensation expense associated with these awards based on an earn-out percentage at the target payout level, however financial performance must significantly improve in order for these awards to pay out at target.	Any performance-based awards that are earned are scheduled to vest in April 2021.
Fiscal 2017-Fiscal 2019	3-year Adjusted EPS	100% performance-based restricted stock units	No payout expected.	Any performance-based restricted stock units that are earned, if any, are scheduled to vest in April 2020.
Fiscal 2016-Fiscal 2018	3-year Adjusted EPS	100% performance-based restricted stock units	No Payout.	All performance-based restricted stock units were forfeited.

For grant and vesting purposes, “Adjusted EPS” means the Company’s diluted earnings per share calculated in accordance with GAAP, adjusted to exclude the impact of any non-core operating costs consistent with past practice for debt extinguishment and one-time transaction costs. The Company provides supplemental non-GAAP financial information to exclude non-core operating items that may not be indicative of, or are unrelated to, our underlying operating results and that we believe provide a better baseline for analyzing trends. Refer to Appendix A for more information on Adjusted EPS, a non-GAAP measure, and a reconciliation of Adjusted EPS for 2016, 2017, and 2018 to reported EPS, the most directly comparable GAAP measure.

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2018 Performance-Based Awards

In 2018, the Company granted our NEOs performance-based awards comprised of 50% performance-based restricted stock units and 50% performance-based cash. The performance awards are set forth in the Grants of Plan Based Awards table on page 47 and have performance goals based on Adjusted EPS measured over a 3-year performance period commencing on the first day of the Company’s 2018 fiscal year and ending on the last day of the Company’s 2020 fiscal year, and may be increased or decreased by 20% based on Relative TSR during the 3-year performance period. Any performance-based awards that are earned based on the achievement of performance goals are scheduled to vest in April 2021.

The following chart identifies the performance metric, performance levels, the performance levels as a percentage of the target goal, and corresponding payouts as a percentage of the target performance-based award grant for the Company’s performance-based restricted stock unit awards and performance-based cash awards granted in 2018.

Performance Metric:	Performance Level	Company Performance (as a % of target)	% of Performance Shares Earned
2018-2020 Adjusted EPS with a Relative TSR modifier	Below Threshold	Less than 80%	0% of target grant
	Threshold	80%	50% of target grant
	Target	100%	100% of target grant
	Maximum	120% or higher	200% of target grant

Adjusted EPS was $0.32 in 2018. Cumulative Adjusted EPS in 2019 and 2020 must equal at least $0.76 in order for the 2018 performance-based awards to pay out at the threshold level, subject to modification based on Relative TSR. Company TSR in 2018 was -28.41% and its percentile ranking among the other companies in the Index was at the 26th percentile.

2017 Performance-Based Restricted Stock Units

In 2017, the Company granted our NEOs performance-based restricted stock units that were subject to performance goals based on Adjusted EPS measured over a three-year performance period commencing on the first day of the Company’s 2017 fiscal year and ending on the last day of the Company’s 2019 fiscal year. Any performance-based restricted stock units that are earned based on the achievement of performance goals are scheduled to vest in April 2020.

The following chart identifies the performance metric, performance levels, the performance levels as a percentage of the target goal, and corresponding payouts as a percentage of the target performance-based restricted stock unit grant for the Company’s performance-based restricted stock unit awards granted in 2017.

Performance Metric:	Performance Level	Company Performance (as a % of target)	% of Performance Shares Earned
2017-2019 Adjusted EPS	Below Threshold	Less than 80%	0% of target grant
	Threshold	80%	50% of target grant
	Target	100%	100% of target grant
	Maximum	120% or higher	200% of target grant

Adjusted EPS was $0.37 in 2017 and $0.32 in 2018. Adjusted EPS must equal at least $1.25 in 2019 in order for the 2017 performance-based restricted stock units to pay out at the threshold level. These awards are not expected to pay out.

2016 Performance-Based Restricted Stock Units

In 2016, our NEOs were granted performance-based restricted stock units that were subject to performance goals based on the Company’s Adjusted EPS measured over the three-year period commencing on the first day of the Company’s 2016 fiscal year and ending on the last day of the Company’s 2018 fiscal year. The performance-based restricted stock units that would have been earned if performance goals had been achieved would have vested in April 2019.

The following chart identifies the performance metric, performance levels, the performance levels as a percentage of the target goal, and corresponding payouts as a percentage of the target performance-based restricted stock unit grant for the Company’s performance-based restricted stock unit awards granted in 2016.

Performance Metric:	Performance Level	Company Performance (as a % of target)	% of Performance Shares Earned
2016-2018 Adjusted EPS	Below Threshold	Less than 80%	0% of target grant
	Threshold	80%	50% of target grant
	Target	100%	100% of target grant
	Maximum	120% or higher	200% of target grant

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Executive Compensation

The following table shows the performance metric, performance levels, the shares earned as a percentage of the target goal, actual performance goals, and the actual percentage of performance-based restricted stock units that were earned based upon achievement of the performance goals.

Performance Metric:	Below Threshold	Threshold Goal	Target Goal	Maximum Goal	Actual Performance
2016-2018 Adjusted EPS	<$4.54	$4.54	$5.67	$6.80	$1.52
% of Performance Shares Earned	0%	50%	100%	200%	No Payout

2019 Long-Term Incentive Compensation

For 2019, the elements and design of our long-term incentive program will stay the same except that the mix of long-term incentive awards for our executives will be comprised of 50% long-term performance-based cash incentives and 50% time-based restricted stock units. The financial goals for the performance-based cash incentives will require achievement of challenging 3-year Adjusted EPS goals subject to modification based on Relative TSR, except that no performance-based cash incentives will vest if the sales price reported for the Company’s common stock on the last day of the performance period, based on the 90-day moving average stock price prior to such date, is lower than the last sales price reported for the Company’s common stock as of the trading day immediately prior to the date of grant. The long-term incentive program in 2019 continues to have 50% of its award value dependent on the achievement of challenging performance targets, consistent with our pay for performance philosophy, with the performance-based portion of the long-term incentive awards comprised of entirely performance-based cash in order to help manage share usage and overhang.

CEO REALIZABLE PAY

The following chart shows realizable total direct compensation (“TDC”) at target and actual for Mr. Kornberg in 2016, 2017, and 2018. For 2016, 2017, and 2018, the chart details the significant difference between realizable TDC at target versus actual realizable TDC, which illustrates the rigor of our performance targets which serve to strongly align CEO pay with the Company’s financial performance. The significant difference between target and actual also reflects the partial forfeiture of unvested long-term incentive awards in connection with the Board’s decision to terminate the employment of the CEO near the end of fiscal 2018.

Realizable TDC is comprised of base salary, short-term cash incentives, and long-term equity and cash incentives (“LTI”). In 2016 and 2017, long-term incentives included performance-based restricted stock units, time-based restricted stock units, and stock options. In 2018, long-term incentives included performance-based restricted stock units, performance-based cash, and time-based restricted stock units.

Actual realizable TDC is intended to measure the actual amount of pay Mr. Kornberg can expect to receive from his base salary and performance-based compensation awards taking into account his separation from the Company, which became effective on February 21, 2019. Actual realizable TDC consists of base salary plus actual cash bonus payouts and the actual amount of pay delivered from equity awards including the value of equity awards that had not yet vested but were accelerated in connection with Mr. Kornberg’s departure, and excludes long-term incentive awards that were forfeited as of the effective date of termination.

Realizable TDC is supplemental information and should not be considered a substitute for information in the Summary Compensation Table on page 45. Realizable TDC does not include one-time cash separation payments in an amount equal to 1.5 times the sum of Mr. Kornberg’s base salary and target bonus ($3,450,000) that he was entitled to under his employment agreement. For more information on CEO separation compensation refer to “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

For 2016, 2017, and 2018, actual realizable TDC varied significantly from the total compensation reported in the Summary Compensation Table in part because the Summary Compensation Table requires the inclusion of the grant date fair value of the performance-based restricted stock units granted to Mr. Kornberg at target, even though Mr. Kornberg will not earn any of the performance-based restricted stock units granted to him in 2016, 2017, and 2018.

Furthermore, the Summary Compensation Table reports the grant date fair value of stock options as calculated in accordance with GAAP, while actual realizable TDC reflects any amounts actually received by the CEO through the exercise of stock options plus the estimated fair value of outstanding and unexercised stock options as of fiscal year end. No stock options were granted in 2018.

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	Realizable TDC at Target				Actual Realizable TDC
Elements of TDC	CEO Compensation			Elements of TDC	CEO Compensation
	2016	2017	2018		2016	2017	2018
Annual Cash				Annual Cash
Base Salary	$1,000,000	$1,000,000	$1,000,000	Base Salary	$1,000,000	$1,000,000	$1,000,000
Target Bonus	$1,300,000	$1,300,000	$1,300,000	Actual Bonus Paid(1)	$0	$417,300	$730,600
Sub-Total	$2,300,000	$2,300,000	$2,300,000	Sub-Total	$1,000,000	$1,417,300	$1,730,600
LTI Grant Values				LTI Realized Values
Options(1)	$749,949	$749,745	0	Options	$0	$0	$0
Restricted Shares/Units(1)	$1,749,990	$1,750,001	$2,500,001	Restricted Shares/Units	$339,191	$380,368	$0
Performance Share Units/Cash(1)	$2,499,995	$2,500,002	$2,500,000	Performance Share Units/Cash	$0	$0	$0
Sub-Total	$4,999,934	$4,999,748	$5,000,001	Sub-Total	$339,191	$380,368	$0
				LTI Accelerated Values
				Options(2)	0	$1,812	0
				Restricted Shares/Units(2)	$218,544	$490,454	$956,522
				Performance Share Units/Cash(2)	0	$0	0
				Sub-Total	$218,544	$492,266	$956,522
Total TDC	$7,299,934	$7,299,748	$7,300,001	Total TDC	$1,557,735	$2,289,934	$2,687,122

				% of Target TDC	21%	31%	37%

(1)

Reflects amounts disclosed in the Summary Compensation Table on page 45 for the applicable fiscal year and in the Grants of Plan Based Awards on page 47. Actual bonus paid includes the Fall 2018 payout of $195,000 that Mr. Kornberg would have received had his employment continued.

(2)

Reflects acceleration of awards vesting within 18 months of departure date as disclosed in the Outstanding Equity Awards at Fiscal Year-End Table on page 48 and displayed by grant year. Time-based restricted stock units are valued using the fiscal year end stock price of $5.28 as of February 1, 2019. The 2016 and 2017 grants of performance-based restricted stock units reflect the forfeiture of these awards based on actual performance for the 2016 awards and current performance tracking for the 2017 awards. The 2018 grant of performance-based restricted stock units and performance cash would not vest until after the requisite 18-month period and thus were also forfeited. The values shown for the 2016 and 2017 options reflect the Black-Scholes value with share price, volatility, expected term, and risk-free rate assumptions as of the Company’s fiscal year end as follows:

•	Fiscal year end stock price of $5.28 as of February 1, 2019.

•	Volatility of 55.70%, which represents the assumption used for fiscal 2018 awards.

•	Expected term of 90 days following departure date as determined by the equity award agreements.

•	Risk free rate of 2.4%, reflecting the yield as of February 1, 2019 of a U.S. Treasury with a 90-day term.

CHIEF EXECUTIVE OFFICER TRANSITION

Mr. Kornberg ceased to serve as President and Chief Executive Officer of the Company and resigned as a member of the Board effective January 22, 2019. Mr. Kornberg remained employed by the Company through February 21, 2019. Mr. Kornberg’s amended and restated employment agreement with the Company provides for certain payments to Mr. Kornberg in the event of a termination by the Company without Cause, as defined in Mr. Kornberg’s amended and restated employment agreement, or Mr. Kornberg’s termination for Good Reason, as defined in Mr. Kornberg’s amended and restated employment agreement, and Mr. Kornberg’s termination qualified under these provisions.

As a result, Mr. Kornberg is entitled to receive: an amount equal to 1.5 times the sum of his base salary and target bonus ($3,450,000); the Fall 2018 short-term performance-based cash incentive payout of $195,000 (absent his employment agreement, the bonus would not be payable because, although employed throughout fiscal 2018, he was not employed on the date in 2019 when the bonus was approved by the Committee); a pro-rated portion of the Spring 2019 short-term performance-based cash incentive payout based on the actual performance under the short-term incentive program and the number of days he remained employed with the Company in fiscal 2019 (at target, this amount would be $54,286); accelerated vesting of equity awards that would have vested in the 18 months following separation from the Company; and continuation of medical and dental benefits for himself and his dependents for a period of 18 months (estimated value of $29,159).

With respect to the accelerated equity vesting, measured by the Company’s stock value at the end of fiscal 2018 (treating the value of stock options as the in-the-money value) and taking into account the unlikelihood that the 2017 performance-based restricted stock unit award will meet the threshold performance goal, the value of the accelerated equity vesting is $1,779,027, representing additional vesting of time-based restricted stock units held by Mr. Kornberg that would have vested in the 18 months following separation from the Company.

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Executive Compensation

ADDITIONAL EXECUTIVE BENEFITS

We provide our executive officers with benefits that the Committee believes are reasonable and in the best interests of the Company and its stockholders. Consistent with our compensation objectives, we provide benefits for our executive officers, including retirement plans, life insurance benefits, housing relocation benefits, and paid time off. The Committee, in its discretion, may revise, amend, or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We do not provide any executive with special perquisites.

We have no current plans to materially change the levels of benefits we provide.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the Company at this time. We sponsor a tax-qualified defined contribution retirement plan, and until March 31, 2017, a non-qualified defined contribution retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements. Our executive officers participate in these plans based on these requirements. Participation in the non-qualified plan was made available until March 31, 2017 to associates who met certain age, service, and job level requirements. The Company terminated the non-qualified deferred compensation plan, effective March 31, 2017 and outstanding participant balances were distributed in April 2018 after a 12-month waiting period in accordance with Internal Revenue Service (“IRS”) regulations regarding distributions from supplemental non-qualified plans. Interest continued to accrue on outstanding balances until distribution.

Qualified Retirement Plan

The qualified plan is available to all eligible associates, including executive officers, and allows them to elect contributions up to the maximum limits allowable under Section 401(k) of the Code. We match 100% of associate deferrals, up to 4% of compensation not in excess of the IRS maximum compensation limit. Associates’ contributions and Company matching contributions vest immediately. Please refer to footnote 8 to the Summary Compensation Table on page 46 for details of Company contributions.

Non-Qualified Deferred Compensation Plan

The non-qualified deferred compensation plan was made available until March 31, 2017 to all director-level and above associates. This was an unfunded plan which provided benefits beyond the Code limits for qualified defined contribution plans. The plan permitted participating associates to elect contributions up to a maximum of 3% of compensation in excess of the IRS qualified plan maximum compensation limit. We matched 200% of associates’ contributions. The plan also permitted associates to defer additional compensation of up to 75% of base salary and up to 75% of short-term cash incentive compensation, which we did not match. Associates’ accounts were credited with interest using a rate determined annually based on factors or indices, including the borrowing rates available to the Company. Associates’ contributions and the related interest vested immediately. Company matching contributions and the related interest were subject to a vesting schedule where associates began vesting after two years of service and were fully vested after six years of service.

For cost savings reasons, effective March 31, 2017, the Company terminated the non-qualified deferred compensation plan. Associate contributions and Company matching contributions ceased in March 2017. Outstanding participant balances were distributed in April 2018 after a 12-month waiting period in accordance with IRS regulations. Interest continued to accrue on outstanding balances until distribution. The interest rate for the 2018 plan year was 5.2%. Please refer to the Deferred Compensation Table on page 52 for more information.

Health and Welfare Benefits

Executive Life Insurance

We provide all executive officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of $2 million.

Executive Disability Insurance

We provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of cash incentive compensation, up to a maximum benefit of $25,000 per month.

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Severance and Post-Employment Benefits

Please refer to “—Potential Payments Upon Termination and Change-in-Control” beginning on page 56 for information regarding severance and post-employment benefits. Please refer to “—Employment Related Agreements” beginning on page 53 for additional information regarding severance and post-employment benefits.

EXECUTIVE COMPENSATION PRACTICES

DETERMINING COMPENSATION FOR THE CEO

The Committee works directly with Frederic W. Cook & Co. (“F.W. Cook”) to obtain independent market data, analysis, and advice related to our CEO’s total compensation package. The Committee, together with F.W. Cook, present a recommended pay package for our CEO to the independent directors of the Board for further review, discussion, and approval. Mr. Kornberg did not participate in any deliberations with regard to his own compensation and Mr. Moellering will not participate in any discussions with regard to his compensation. The Committee takes multiple factors into consideration when determining the appropriate CEO compensation package, including the CEO’s existing compensation, the Company’s performance, the CEO’s individual performance and qualifications, peer group CEO pay levels, competitor and industry performance, our compensation objectives, and our business and succession plans.

DETERMINING COMPENSATION FOR THE OTHER NEOS

Each year, the Committee approves a compensation package for each of our executive officers (excluding the CEO), that is consistent with our compensation objectives. As part of the review and approval process, at the Committee’s request, our CEO and Senior Vice President of Human Resources make recommendations for the upcoming year to the Committee regarding compensation for executive officers other than for the CEO. The recommendations are based on our compensation objectives, individual and Company performance, compensation data compiled from independent third-party executive compensation surveys, publicly available data from our peer group companies, and feedback and insights from management’s compensation consultant, all of which is summarized by management and shared with the Committee. Management’s compensation consultant for purposes of determining 2018 compensation was the Hay Group. Management’s compensation consultant for purposes of determining 2019 compensation was Meridian Compensation Partners.

The Committee considers individual performance when determining (i) the annual pay increases for NEOs, (ii) the amount of the short-term cash incentive compensation opportunity for NEOs, and (iii) the amount of the long-term incentives awarded to NEOs.

Individual performance is evaluated based upon several individualized leadership factors, including: attaining specific financial and operational objectives; building and developing individual skills and a strong leadership team; execution of the Company’s business strategy; and individual performance relative to job requirements.

The Committee has an opportunity to review, analyze, and discuss the information and recommendations with its independent compensation consultant, F.W. Cook, and outside the presence of management. The Committee gives considerable weight to the CEO’s evaluation of the other NEOs when approving other NEO compensation because of the CEO’s direct knowledge of each executive officer’s performance and contributions.

THE ROLE OF PEER COMPANIES AND BENCHMARKING

How The Peer Group is Determined. The Committee selects our peer group companies based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, size of business, and publicly available compensation data. The size of the group has been established so as to provide sufficient market data across the range of senior positions at Express. The Committee annually evaluates whether companies should be added or removed from our peer group companies.

Our peer group for purposes of determining 2018 NEO compensation was comprised of the following retail companies:

Abercrombie & Fitch	Genesco	Tailored Brands
American Eagle Outfitters	Guess?	The Buckle
Ascena Retail Group	Kate Spade	The Children’s Place Retail Stores
Chico’s FAS	New York and Company	The Finish Line
DSW	Stage Stores	Urban Outfitters

In September 2018, the Committee approved changes to the Company’s peer group for purposes of setting 2019 NEO compensation. These changes included removing Kate Spade, which was acquired by Tapestry (formerly Coach) in July 2017, and removing Stage Stores, which has significantly lower revenue and market cap value than the Company. These changes also included adding two companies, Caleres, Inc. and Zumiez, Inc., which each have revenue and market capitalization value closer to the Company’s.

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The following chart compares the Company’s revenue and market capitalization to the median revenue and market capitalization for its new peer group.

In Billions	Express	Peer Group Median
Annual Revenue*	$2.1B	$2.8B
Market Capitalization*	$350M	$936M

*

Revenue based on publicly available information for the trailing four quarters as of January 31, 2019. Market capitalization is as of December 31, 2018. Finish Line was acquired in June 2018 and latest available data is reflected.

How The Peer Group is Used. The Committee reviews both compensation and performance at peer companies to support its decision-making process so it can set total compensation levels that it believes are consistent with our compensation objectives to pay for performance and pay competitively. The Committee does not strictly set compensation at a given level relative to its peers (e.g., median). The pay positioning of individual executives varies based on their competencies, skills, experience, business impact, and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target compensation based on Company performance during the performance period.

STOCKHOLDER ENGAGEMENT AND ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION

In 2013, we afforded our stockholders the opportunity to cast an advisory vote on how often we should hold an advisory vote on executive compensation (say-on-pay). A majority of our stockholders then voted to hold a say-on-pay vote every year. Accordingly, since 2013 we have offered our stockholders the opportunity to vote annually on the Company’s executive compensation program. In accordance with SEC rules, at our 2019 annual meeting we are again providing stockholders with an opportunity to cast an advisory vote on how often to hold a say-on-pay vote at.

At our 2018 annual meeting of stockholders, stockholders demonstrated strong support for our 2017 executive compensation program with approximately 94% of the votes cast in support of the “say-on-pay” proposal. This level of support matched the level of support received at each of our 2016 and 2017 annual meetings.

Our stockholders’ views on corporate governance and executive compensation are important to us and we value and utilize the feedback and insights that we receive. Each year, as part of our annual stockholder engagement cycle, we reach out to our largest stockholders who collectively hold over a majority of the shares of our outstanding common stock, which generally includes approximately our 20 largest stockholders.

We received feedback from several investors that helped to inform our proposal for a new equity incentive plan in 2018. In addition, Mr. Kornberg’s compensation package was originally designed based in part on feedback received from stockholders on our executive compensation in prior years.

For additional information regarding our stockholder engagement process, see “Corporate Governance—Board Practices—Stockholder Engagement,” on page 21.

THE ROLE OF THE COMMITTEE’S COMPENSATION CONSULTANT

The Committee engages its independent executive compensation consultant, F.W. Cook, to advise the Committee about our executive compensation program and practices.

The Committee has determined that the work of F.W. Cook did not raise any conflicts of interest in 2018. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act, including the fact that F.W. Cook does not provide any other services to the Company, the level of fees received from the Company as a percentage of F.W. Cook’s total revenue, policies and procedures employed by F.W. Cook to prevent conflicts of interest, and whether the individual F.W. Cook advisers to the Committee own any of the Company’s stock or have any business or personal relationships with members of the Committee or our executive officers.

ANALYSIS OF RISK IN OUR COMPENSATION PROGRAM

The Committee evaluates the risks of our compensation program as part of its responsibilities. The compensation program is intended to discourage excessive risk taking by executives and associates to obtain short-term benefits that may be harmful to the Company and our stockholders over the long term. We believe that the following elements of our compensation program discourage excessive risk taking:

•

Short-Term/Long-Term Incentive Mix. The mix between short-term cash incentives and long-term equity-based and cash-based incentives discourages executives and associates from maximizing short-term performance at the expense of long-term performance.

•

Long-Term Incentive Mix. We grant a mixture of long-term incentives, which in 2018 were comprised of (i) time-based restricted stock units, (ii) performance-based restricted stock units, and (iii) performance-based cash because performance-based

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awards alone may lead to increased risk taking and time-based restricted stock units alone may discourage associates from taking appropriate risks. Our time-based restricted stock units have multi-year vesting requirements and performance-based restricted stock units and performance-based cash are each subject to performance-based vesting conditions measured over a three-year period. Our long-term incentive awards are designed to incentivize the creation of long-term stockholder value.

•

Short-Term and Long-Term Incentive Program Design. In order to discourage excessive risk taking, both short-term cash incentive compensation awards and long-term performance-based incentive awards generally allow for a graduated payout instead of a win or lose payout structure. Each program has a minimum performance threshold below which no payout is earned and a maximum above which no additional payout is earned. In addition, a prorated payout may be earned based on the achievement between threshold and target or achievement between target and maximum.

•

Multiple Performance Measures. In 2018, our short-term cash incentive compensation program had a financial performance target based on operating income and an operational performance target based on achievement of key strategic objectives in furtherance of the Company’s long-range plan, and our performance-based restricted stock unit and performance-based cash awards had performance targets based on Adjusted EPS, which may be increased or decreased by 20% based on Relative TSR. The varied performance measures are designed to discourage participants from focusing on the achievement of one performance measure at the expense of another.

•

Stock Ownership Guidelines. We use meaningful stock ownership guidelines to align our directors’ and executive officers’ interests with our stockholders’ interests and focus our executives on attaining long-term stockholder returns.

•

Clawback and Anti-Hedging and Anti-Pledging Policies. Our clawback policy allows us to adjust and recover any cash incentive compensation paid or the shares vested or to be vested of a performance-based long-term incentive award in the event of a material restatement of the Company’s financial results, which discourages inappropriate risk-taking behavior. Our anti-hedging and anti-pledging policies further align our executives’ and associates’ interests with those of our stockholders.

COMPENSATION CLAWBACK POLICY

The Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to performance-based awards paid to our NEOs as well as other key executives.

Under the policy, in the event of a material restatement of the Company’s financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered associate was negligent or engaged in misconduct. If so, and if the amount of a cash incentive award paid or to be paid, or the shares vested or to be vested of a performance-based long-term incentive award would have been less had the financial statements been correct, the Committee will recover compensation from the covered associate as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act, and will be modified to the extent required by the Dodd-Frank Act of 2010.

STOCK OWNERSHIP GUIDELINES

We have stock ownership requirements for our executives to further build commonality of interest between management and stockholders and to encourage executives to think and act like owners. Our current stock ownership guidelines are as follows:

Chief Executive Officer	Lesser of 5x annual base salary or 200,000 shares
Chief Operating Officer	Lesser of 3x annual base salary or 75,000 shares
Other Executive Officers	Lesser of 2x annual base salary or 40,000 shares
Senior Vice Presidents	Lesser of 1x annual base salary or 16,000 shares
Board Members	5x annual retainer

The executives and Board members have five years to meet the guidelines. Under the guidelines, executives and directors are generally not permitted to sell any shares of our common stock until they achieve the ownership guideline and thereafter are only permitted to sell shares of our common stock to the extent that such sale would not cause the executive or director to fall below the ownership guideline. To avoid fluctuating ownership requirements, except upon a promotion, once an individual has achieved the ownership guideline, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained. The Committee annually reviews individual executive and director stock ownership levels. During the Committee’s most recent review of ownership levels, it was confirmed that all NEOs and directors currently meet or are on track to meet the applicable ownership guideline.

POLICY REGARDING TIMING OF STOCK-BASED AWARDS

The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and has adopted a specific policy around this process.

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The Committee generally grants equity awards to executive officers annually during the first quarter in a given fiscal year at the Board’s first regularly scheduled in-person meeting for the year. For directors, the Committee generally grants equity awards annually on the date of the Company’s annual meeting of stockholders. To the extent that equity awards are granted at other times throughout the year, such grants are generally made on the 15th calendar day of a month.

TRADING CONTROLS

Executive officers, including our NEOs, are required to receive pre-approval from the Company’s General Counsel prior to entering into any transactions in Company securities. Generally, trading is permitted only during specified trading periods.

From time to time, certain of our executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1(c) under the Exchange Act (“10b5-1 plans”). 10b5-1 plans permit our executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for financial planning purposes.

Our Insider Trading Policy requires that our General Counsel pre-approve any new 10b5-1 plan, or any modification or termination of such a plan, and provides that executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any 10b5-1 plan must include a waiting period between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our executive officers are generally prohibited from entering into overlapping 10b5-1 plans, engaging in transactions in Company stock outside of any 10b5-1 plan then in effect, and amending or terminating plans absent unforeseen events such as a change in personal financial circumstances.

ACCOUNTING AND TAX CONSIDERATIONS

Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, Section 162(m) of the Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to NEOs should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m).

The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and to apply to certain individuals who were covered employees in years prior to the then-current taxable year. Certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017. As in prior years, the Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors as well if the Committee determines it is in the Company’s best interest to do so. Further, taking into account the elimination of the exception for performance-based compensation, the Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

Compensation and Governance Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended February 2, 2019.

Compensation and Governance Committee

Peter Swinburn, Chair

Terry Davenport

Karen Leever

Mylle Mangum

Winnie Park

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Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

The Summary Compensation Table and the Grants of Plan-Based Awards should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by our NEOs during the years ended February 2, 2019, February 3, 2018, and January 28, 2017, referred to as 2018, 2017, and 2016, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
David Kornberg(1)	2018	1,000,000	—	3,750,000	—	535,600	4,794	3,687,419	8,977,813
Former President and CEO	2017	1,019,231	—	4,250,002	749,745	417,300	28,750	14,435	6,479,463
	2016	984,615	—	4,249,985	749,949	—	24,851	133,912	6,143,312
Matthew Moellering	2018	805,462	—	975,000	—	381,539	4,002	13,398	2,179,401
Interim CEO and Interim President	2017	808,250	—	1,104,994	194,933	216,370	24,000	13,934	2,362,481
Executive Vice President and Chief Operating Officer	2016	789,308	—	1,104,988	194,985	—	20,845	91,483	2,201,609
James (“Jim”) Hilt(2)	2018	636,154	100,000	525,000	—	237,445	262	13,673	1,512,534
Former Executive Vice	2017	570,769	250,000	569,504	100,466	107,856	1,572	12,937	1,613,104
President—Chief Customer
Experience Officer
John J. (“Jack”) Rafferty	2018	582,000	—	502,500	—	212,605	13,680	12,949	1,323,734
Executive Vice	2017	593,192	—	569,504	100,466	121,434	82,045	13,273	1,479,914
President—Planning and Allocation	2016	580,000	—	594,985	104,997	—	72,906	58,384	1,411,272
Colin Campbell	2018	582,000	—	502,500	—	196,250	9,751	12,949	1,303,450
Executive Vice	2017	593,192	—	569,504	100,466	112,093	58,477	13,274	1,447,006
President—Sourcing and Production	2016	580,000	—	594,985	104,997	—	51,600	56,333	1,387,915
Periclis (“Perry”)	2018	496,635	—	450,000	—	182,650	311	14,904	1,144,500
Pericleous	2017	479,519	—	509,999	89,969	99,109	1,862	9,966	1,190,424
Senior Vice President,	2016	441,154	—	467,511	82,493	—	1,399	38,063	1,030,620
Chief Financial Officer and Treasurer

(1)

Mr. Kornberg ceased to serve as President and CEO effective January 22, 2019 and left the Company on February 21, 2019. See “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” beginning on page 39 for more information.

(2)	Mr. Hilt left the Company on March 19, 2019. See “Potential Payments Upon Termination and Change-in-Control” on page 57 for more information.

(3)

Reflects amounts paid to Mr. Hilt in 2017 and 2018 pursuant to a $350,000 special cash retention award (“Retention Award”) granted to Mr. Hilt. An initial amount of $250,000 was paid to Mr. Hilt in fiscal 2017, and the remaining $100,000 was paid in February 2018. The Retention Award was repaid to the Company in connection with Mr. Hilt’s departure from the Company in March 2019.

(4)

Reflects the aggregate grant date fair value of awards granted in the applicable year. The amounts reflect the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units at target. The number of performance-based restricted stock units that vest will be determined based on Adjusted EPS for the three-year period commencing on the first day of the Company’s 2018 fiscal year and ending on the last day of the Company’s 2020 fiscal year, compared to the performance goals established by the Committee,

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as modified based on Company’s Relative TSR. For 2018, the maximum grant date fair value related to the performance-based restricted stock units was as follows: Mr. Kornberg—$2,500,000; Mr. Moellering—$650,000; Mr. Hilt—$350,000; Mr. Rafferty—$335,000; Mr. Campbell—$335,000; Mr. Pericleous—$300,000.

See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Performance-Based Awards” on page 36 for more detailed information regarding actual and expected payout of the performance-based restricted stock units granted to our NEOs in each of 2018, 2017, and 2016. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in its Annual Report for the year ended February 2, 2019.

(5)

Reflects grant date fair value using assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in its Annual Report for the year ended February 2, 2019. No stock options were granted to our NEOs in 2018.

(6)

Reflects payouts of 56%, 32%, and 0% of target under our short-term incentive cash program in 2018, 2017, and 2016, respectively. For 2018, Mr. Kornberg’s payout only reflects amounts associated with the Spring 2018 season which was 103% of target. Mr. Kornberg’s payout associated with the Fall 2018 season which was 25% of target ($195,000) is reflected in all other compensation. For more information about our short-term incentive compensation program see “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” on page 32

(7)

We do not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For 2018, the amounts shown represent the amount by which earnings of 5.2% on each NEO’s non-qualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate. The non-qualified deferred compensation plan that we provided for our executive officers was terminated effective March 31, 2017. Interest continued to accrue on outstanding balances until distribution in April 2018.

(8)	The following table details All Other Compensation paid to each NEO during 2018:

Name	Executive Life and Disability Insurance ($)(a)	Severance ($)(b)	Qualified Retirement Plan Company Match ($)(c)	Total
David Kornberg	2,291	3,674,159	10,969	3,687,419
Matthew Moellering	2,029	—	11,369	13,398
James (“Jim”) Hilt	1,819	—	11,854	13,673
John J. (“Jack”) Rafferty	1,762	—	11,187	12,949
Colin Campbell	1,762	—	11,187	12,949
Periclis (“Perry”) Pericleous	1,650	—	13,254	14,904

(a)	Amounts represent the annual premiums paid by the Company for executive life insurance and executive disability insurance.

(b)

Reflects amounts accrued in 2018 pursuant to the base salary and short-term incentive compensation continuation benefits that Mr. Kornberg is entitled to pursuant to his employment agreement with the Company. See “Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39 for more information on Mr. Kornberg’s separation compensation, including a value for the accelerated vesting of time-based restricted stock units that would have vested in the 18 months following Mr. Kornberg’s separation from the Company, to which he was entitled under his employment agreement.

(c)

The Company matches 100% of 401(k) deferrals, limited to deferrals of up to 4% of compensation not in excess of the IRS Qualified Plan Maximum Compensation Limit. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits—Retirement Plan Benefits—Qualified Retirement Plan” on page 40.

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GRANTS OF PLAN-BASED AWARDS

During 2018, each of our NEOs participated in our short-term performance-based cash incentive program under which each NEO was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. For a detailed discussion of our short-term incentives, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” beginning on page 32. In addition, our NEOs participated in our long-term incentive program under which they were granted long-term incentive awards comprised of performance-based restricted stock units, performance-based cash, and time-based restricted stock units. Each NEO is eligible to earn performance-based restricted stock units set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” below based on achievement of performance goals and each NEO is eligible to earn performance-based cash awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below based on achievement of performance goals. For a detailed discussion of our long-term incentive awards, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives” beginning on page 35.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Kornberg	—		260,000	1,300,000	2,275,000	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	90,580	181,159	362,318	—	—	—	1,250,000
	4/4/2018	(2)	625,000	1,250,000	2,500,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	362,319	—	—	2,500,001
Matthew Moellering	—		134,810	674,050	1,179,588	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	23,551	47,101	94,202	—	—	—	325,000
	4/4/2018	(2)	162,500	325,000	650,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	94,203	—	—	650,001
James (“Jim”) Hilt	—		84,500	422,500	739,375	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	12,681	25,362	50,724	—	—	—	175,000
	4/4/2018	(2)	87,500	175,000	350,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	50,725	—	—	350,003
John J. (“Jack”) Rafferty	—		75,660	378,300	662,025	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	12,138	24,275	48,550	—	—	—	167,500
	4/4/2018	(2)	83,750	167,500	335,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	48,551	—	—	335,002
Colin Campbell	—		69,840	349,200	611,100	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	12,138	24,275	48,550	—	—	—	167,500
	4/4/2018	(2)	83,750	167,500	335,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	48,551	—	—	335,002
Periclis (“Perry”) Pericleous	—		65,000	325,000	568,750	—	—	—	—	—	—	—
	4/4/2018	(1)	—	—	—	10,870	21,739	43,478	—	—	—	150,000
	4/4/2018	(2)	75,000	150,000	300,000	—	—	—	—	—	—	—
	4/4/2018	(3)	—	—	—	—	—	—	43,478	—	—	299,998

(1)

Reflects restricted stock units with performance-based and time-based vesting criteria granted under the Express, Inc. 2010 Incentive Compensation Plan (the “2010 Plan”). The number of performance-based restricted stock units that vest will be determined based on Adjusted EPS for the three-year period commencing on the first day of the Company’s 2018 fiscal year and ending on the last day of the Company’s 2020 fiscal year, compared to the performance goals established by the Committee and subject to a Relative TSR modifier. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2018 Performance-Based Awards” on page 37 for more information.

(2)

Reflects performance-based cash with performance-based and time-based vesting criteria granted under the 2010 Plan. The amount of performance-based cash that will vest will be determined based on Adjusted EPS for the three-year period commencing on the first day of the Company’s 2018 fiscal year and ending on the last day of the Company’s 2020 fiscal year, compared to the performance goals established by the Committee and subject to a Relative TSR modifier. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—2018 Performance-Based Awards” on page 37 for more information.

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Executive Compensation

(3)	Reflects restricted stock units with time-based vesting criteria granted under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019, 2020, 2021, and 2022.

(4)

Reflects the aggregate grant date fair value of performance-based restricted stock units at target and time-based restricted stock units, as applicable. These values have been determined based on the assumptions and methodologies set forth in Note 10 of the Company’s financial statements included in its Annual Report for the year ended February 2, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below sets forth certain information regarding the outstanding equity awards held by each of our NEOs as of February 2, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
David Kornberg	—	—		—	—	—	362,319	(1)	1,913,044	—		—
	—	—		—	—	—	—		—	181,159	(2)	956,520
	42,710	128,133	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	139,332	(4)	735,673	—		—
	—	—		—	—	—	—		—	132,697	(5)	700,638
	39,473	39,474	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	41,391	(7)	218,545	—		—
	—	—		—	—	—	—		—	59,130	(8)	312,204
	57,766	19,256	(9)	—	16.28	3/30/2025	—		—	—		—
	—	—		—	—	—	21,499	(10)	113,515	—		—
	26,050	—		—	15.88	4/1/2024	—		—	—		—
	34,200	—		—	17.49	4/2/2023	—		—	—		—
	27,100	—		—	11.29	10/15/2022	—		—	—		—
	17,260	—		—	25.25	3/22/2022	—		—	—		—
	25,000	—		—	18.51	2/18/2021	—		—	—		—
	50,000	—		—	17.00	5/12/2020	—		—	—		—
Matthew Moellering	—	—		—	—	—	94,203	(1)	497,392	—		—
	—	—		—	—	—	—		—	47,101	(2)	248,693
	11,104	33,315	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	36,226	(4)	191,273	—		—
	—	—		—	—	—	—		—	34,501	(5)	182,166
	10,263	10,263	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	10,762	(7)	56,823	—		—
	—	—		—	—	—	—		—	15,374	(8)	81,172
	14,441	4,814	(9)	—	16.28	3/26/2025	—		—	—		—
	—	—		—	—	—	5,375	(10)	28,380	—		—
	23,311	—		—	15.88	4/1/2024	—		—	—		—
	38,000	—		—	17.49	4/2/2023	—		—	—		—
	30,820	—		—	25.25	3/22/2022	—		—	—		—
	50,000	—		—	18.51	2/18/2021	—		—	—		—
	60,000	—		—	17.00	5/12/2020	—		—	—		—

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
James (“Jim”) Hilt	—	—		—	—	—	50,725	(1)	267,828	—		—
	—	—		—	—	—	—		—	25,362	(2)	133,911
	5,723	17,170	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	18,671	(4)	98,583	—		—
	—	—		—	—	—	—		—	17,782	(5)	93,887
	5,526	5,527	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	5,795	(7)	30,598	—		—
	—	—		—	—	—	—		—	8,278	(8)	43,708
	7,581	2,528	(9)	—	16.28	3/26/2025	—		—	—		—
	—	—		—	—	—	2,822	(10)	14,900	—		—
	1,400	—		—	15.88	4/1/2024	—		—	—		—
	15,000	—		—	15.49	3/15/2024	—			—		—
John J.	—	—		—	—	—	48,551	(1)	256,349	—		—
(“Jack”)	—	—		—	—	—	—		—	24,275	(2)	128,172
Rafferty	5,723	17,170	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	18,671	(4)	98,583	—		—
	—	—		—	—	—	—		—	17,782	(5)	93,887
	5,526	5,527	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	5,795	(7)	30,598	—		—
	—	—		—	—	—	—		—	8,278	(8)	43,708
	7,581	2,528	(9)	—	16.28	3/26/2025	—		—	—		—
	—	—		—	—	—	2,822	(10)	14,900	—		—
	12,122	—		—	15.88	4/1/2024	—		—	—		—
	19,760	—		—	17.49	4/2/2023	—		—	—		—
	13,560	—		—	25.25	3/22/2022	—		—	—		—
	25,000	—		—	18.51	2/18/2021	—		—	—		—
	50,000	—		—	17.00	5/12/2020	—		—	—		—

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(13)
Colin	—	—		—	—	—	48,551	(1)	256,349	—		—
Campbell	—	—		—	—	—	—		—	24,275	(2)	128,172
	5,723	17,170	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	18,671	(4)	98,583	—		—
	—	—		—	—	—	—		—	17,782	(5)	93,887
	5,526	5,527	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	5,795	(7)	30,598	—		—
	—	—		—	—	—	—		—	8,278	(8)	43,708
	7,581	2,528	(9)	—	16.28	3/26/2025	—		—	—		—
	—	—		—	—	—	2,822	(10)	14,900	—		—
	12,122	—		—	15.88	4/1/2024	—		—	—		—
	19,760	—		—	17.49	4/2/2023	—		—	—		—
	13,560	—		—	25.25	3/22/2022	—		—	—		—
	25,000	—		—	18.51	2/18/2021	—		—	—		—
	40,000	—		—	17.00	5/12/2020	—		—	—		—
Periclis	—	—		—	—	—	43,478	(1)	229,564	—		—
(“Perry”)	—	—		—	—	—	—		—	21,739	(2)	114,782
Pericleous	5,125	15,376	(3)	—	9.42	3/14/2027	—		—	—		—
	—	—		—	—	—	16,720	(4)	88,282	—		—
	—	—		—	—	—	—		—	15,924	(5)	84,076
	4,342	4,342	(6)	—	21.14	3/30/2026	—		—	—		—
	—	—		—	—	—	4,553	(7)	24,040	—		—
	—	—		—	—	—	—		—	6,505	(8)	34,344
	6,395	2,132	(11)	—	18.84	7/15/2025	—		—	—		—
	—	—		—	—	—	1,536	(10)	8,110	—		—
	—	—		—	—	—	2,276	(12)	12,017	—		—
	5,510	—		—	17.49	4/2/2023	—		—	—		—
	3,080	—		—	25.25	3/22/2022	—		—	—		—
	1,500	—		—	18.51	2/18/2021	—		—	—		—
	5,000	—		—	16.53	12/15/2020	—		—	—		—
	875	—		—	17.00	5/12/2020	—		—	—		—

(1)	Reflects restricted stock units granted in 2018 under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019, 2020, 2021 and 2022.

(2)

Reflects the number of restricted stock units with performance-based and time-based vesting criteria granted in 2018 under the 2010 Plan that would be earned at the target performance level. The number of performance-based restricted stock units that are actually earned will be determined based on the Company’s Adjusted EPS for the three-year period commencing on the first day of the Company’s 2018 fiscal year and ending on the last day of the Company’s 2020 fiscal year, compared to the performance goals established by the Committee, as modified based on Company’s Relative TSR. The earned portion of these awards vest on April 15, 2021. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Performance-Based Awards—2018 Performance-Based Awards” on page 37 for further information regarding these awards.

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(3)	Reflects stock options granted in 2017 under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019, 2020, and 2021.

(4)	Reflects restricted stock units granted in 2017 under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019, 2020 and 2021.

(5)

Reflects the number of restricted stock units with performance-based and time-based vesting criteria granted in 2017 under the 2010 Plan that would be earned at the threshold performance level. The number of performance-based restricted stock units that are actually earned will be determined based on the Company’s Adjusted EPS for the three-year period commencing on the first day of the Company’s 2017 fiscal year and ending on the last day of the Company’s 2019 fiscal year, compared to the performance goals established by the Committee. The earned portion of these awards vest on April 15, 2020. These performance-based awards are not expected to be earned. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Performance-Based Awards—2017 Performance-Based Restricted Stock Units” on page 37 for further information regarding these awards

(6)	Reflects stock options granted in 2016 under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019 and 2020.

(7)	Reflects restricted stock units granted in 2016 under the 2010 Plan. These awards vest in equal installments on each of April 15, 2019 and 2020.

(8)

Reflects the number of restricted stock units with performance-based and time-based vesting criteria granted in 2016 under the 2010 Plan that would be earned at the threshold performance level. The number of performance-based restricted stock units that are actually earned were determined based on the Company’s Adjusted EPS for the three-year period commencing on the first day of the Company’s 2016 fiscal year and ending on the last day of the Company’s 2018 fiscal year, compared to the performance goals established by the Committee. None of these performance-based awards were earned. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Performance-Based Awards—2016 Performance-Based Restricted Stock Units” on page 37 for further information regarding these awards.

(9)	Reflects stock options granted in 2015 under the 2010 Plan. These awards vest on April 15, 2019.

(10)	Reflects restricted stock units granted in 2015 under the 2010 Plan. These awards vest on April 15, 2019.

(11)	Reflects stock options granted in 2015 under the 2010 Plan. These awards vest on July 15, 2019.

(12)	Reflects restricted stock units granted in 2015 under the 2010 Plan. These awards vest on July 15, 2019.

(13)	Based on the February 1, 2019 closing stock price of $5.28.

OPTION EXERCISES AND STOCK VESTED

The following table provides information relating to stock options exercised and stock awards that vested during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David Kornberg	—	—	186,421	1,526,788
Matthew Moellering	—	—	54,842	449,160
James (“Jim”) Hilt	—	—	30,303	244,428
John J. (“Jack”) Rafferty			28,275	235,254
Colin Campbell	—	—	28,275	235,254
Periclis (“Perry”) Pericleous	—	—	13,629	114,330

(1)	Includes performance-based restricted stock units granted in 2015 and subject to a three-year performance period 2015-2017 that were earned at 75.3% of target and paid out in April 2018.

(2)	Amounts reflect the market value of our common stock on the day the stock award vested.

PENSION BENEFITS

We do not sponsor any qualified or non-qualified defined benefit plans. The Board or Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in the Company’s best interest.

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Executive Compensation

DEFERRED COMPENSATION

The non-qualified deferred compensation plan that we provided for our executive officers was terminated effective March 31, 2017. Interest continued to accrue on outstanding balances until distribution in April 2018. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits—Retirement Plan Benefits—Non-Qualified Deferred Compensation Plan” on page 40. The following table provides the figures related to our Non-Qualified Deferred Compensation Plan for 2018.

Name	Executive Contributions ($)	Company Contributions ($)	Aggregate Earnings ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Year End ($)
David Kornberg	—	—	15,818	1,831,740	—
Matthew Moellering	—	—	13,204	1,529,099	—
James (“Jim”) Hilt	—	—	865	100,178	—
John J. (“Jack”) Rafferty	—	—	45,138	5,227,274	—
Colin Campbell	—	—	32,172	3,725,749	—
Periclis (“Perry”) Pericleous	—	—	1,025	118,652	—

(1)	The above-market portion of these earnings was included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table

(2)

Reflects outstanding participant balances that were distributed in April 2018 after a 12-month waiting period per IRS regulations regarding distributions from supplemental non-qualified plans. Interest continued to accrue on outstanding balances until distribution. The interest rate for the 2018 plan year was 5.2%.

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Employment Related Agreements

MATTHEW MOELLERING

Prior to our IPO, as part of our executive retention strategy, we entered into an employment agreement with Mr. Moellering. The employment agreement may be terminated at any time by us or Mr. Moellering.

The employment agreement provides for an annual base salary that is subject to annual review for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of Mr. Moellering’s base salary. See “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” on page 32.

In addition, the employment agreement provides that Mr. Moellering is eligible for equity-based compensation awards that are commensurate with his performance and position. Mr. Moellering is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The employment agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Moellering while he is employed by us that relates to our business is Company property. During Mr. Moellering’s term of employment with us and during the 12-month period immediately thereafter, Mr. Moellering has agreed not to (1) solicit any of our associates, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Mr. Moellering in order to make them more competitive and to bring them in-line with the severance arrangements offered by the Company’s peer group.

Under the amended and restated employment agreement, if Mr. Moellering’s employment with the Company is terminated by the Company other than for Cause, or by Mr. Moellering for Good Reason, and Mr. Moellering signs a general release, then Mr. Moellering will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, Mr. Moellering will also be entitled to receive the amount of cash incentive compensation that he would have otherwise received during the 12-month period following separation from the Company.

In the event that Mr. Moellering’s employment is terminated by the Company other than for Cause, or by Mr. Moellering for Good Reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and Mr. Moellering signs a general release, then Mr. Moellering will be entitled to (1) a one-time payment equal to (a) two times Mr. Moellering’s annual base salary, plus (b) 1.5 times Mr. Moellering’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

In March 2017, the Committee approved changes to Mr. Moellering’s amended and restated employment agreement as part of the Committee’s annual review of executive compensation solely for the purpose of modifying the relocation element of the “Good Reason” definition in order to make it more consistent with the market and the definition used in our then-CEO, Mr. Kornberg’s, employment agreement. Prior to the amendment, a required relocation outside the U.S. qualified as “Good Reason.” Under the new definition, a required relocation outside of a 60-mile radius of Mr. Moellering’s current residence qualifies as “Good Reason.”

“Good Reason” as amended, under Mr. Moellering’s employment agreement generally includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation of more than 60 miles from the executive’s home, (3) failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under Mr. Moellering’s amended and restated employment agreement generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

On February 4, 2019 we entered into a letter agreement (“Letter Agreement”) with Mr. Moellering in connection with his appointment to Interim CEO and Interim President effective January 22, 2019. The Letter Agreement provides for an annual base salary of $1,117,000 that continues until the last day of Mr. Moellering’s interim assignment, at which time Mr. Moellering’s base salary will revert to his base salary as of January 21, 2019, plus any merit increases that he would have received had he continued solely in the role of Executive Vice President and Chief Operating Officer. The Letter Agreement does not amend any other provision of Mr. Moellering’s amended and restated employment agreement.

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OTHER EMPLOYMENT RELATED AGREEMENTS ENTERED INTO PRIOR TO OUR IPO

Prior to our IPO, as part of our executive retention strategy, we entered into employment agreements with Mr. Campbell and Mr. Rafferty. The employment agreements may be terminated at any time by us or the executive.

Each such employment agreement provides for an annual base salary that is subject to annual review for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives” on page 32.

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with the executive’s performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The employment agreements include customary restrictions with respect to the use of our confidential information and provide that all intellectual property developed or conceived by the executive while the executive is employed by us that relates to our business is Company property. During the executive’s term of employment with us and during the 12-month period immediately thereafter, each executive has agreed not to (1) solicit any of our associates, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Mr. Campbell and Mr. Rafferty in order to make them more competitive and to bring them in-line with the severance arrangements offered by the Company’s peer group.

Under the amended and restated employment agreements, if the executive’s employment with the Company is terminated by the Company other than for Cause, or by the executive for Good Reason, and the executive signs a general release, then the executive will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, the executive will also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the 12-month period following separation from the Company.

In the event that the executive’s employment with the Company is terminated by the Company other than for Cause, or by the executive for Good Reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and the executive signs a general release, then the executive will be entitled to (1) a one-time payment equal to (a) two times the executive’s annual base salary, plus (b) 1.5 times the executive’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

In March 2017, the Committee approved changes to the amended and restated employment agreements as part of the Committee’s annual review of executive compensation solely for the purpose of modifying the relocation element of the “Good Reason” definition in order to make it more consistent with the market and the definition used in our then-CEO, Mr. Kornberg’s, employment agreement. Prior to the amendment, a required relocation outside the U.S. qualified as “Good Reason.” Under the new definition, a required relocation outside of a 60-mile radius of the executive’s current residence qualifies as “Good Reason.”

“Good Reason” as amended, under the employment agreements generally includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation of more than 60 miles from the executive’s home, (3) failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under the amended and restated employment agreements generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

OTHER SEVERANCE AGREEMENTS

We entered into a severance agreement with Mr. Pericleous in July 2015 in connection with his promotion to Senior Vice President, Chief Financial Officer and Treasurer. The severance agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Pericleous while he is employed by us which relates to our business is Company property. Mr. Pericleous has also agreed not to (1) solicit any of our associates, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business during the term of his employment and during the 12-month period immediately thereafter.

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Executive Compensation

Under the severance agreement, if Mr. Pericleous’ employment with the Company is terminated by the Company other than for Cause, or by Mr. Pericleous for Good Reason, and Mr. Pericleous signs a general release, then Mr. Pericleous will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, Mr. Pericleous will also be entitled to receive the amount of cash incentive compensation that he would have otherwise received during the 12-month period following separation from the Company.

In the event that Mr. Pericleous’ employment is terminated by the Company other than for Cause, or by Mr. Pericleous for Good Reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and Mr. Pericleous signs a general release, then Mr. Pericleous will be entitled to (1) a one-time payment equal to (a) two times Mr. Pericleous’ annual base salary, plus (b) 1.5 times Mr. Pericleous’ annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

In March 2017, the Committee approved changes to Mr. Pericleous’ severance agreement as part of the Committee’s annual review of executive compensation arrangements solely for the purpose of modifying the definition of “Good Reason” with respect to relocation to better align with market practice and make consistent with our then-CEO, Mr. Kornberg’s, employment agreement. Prior to the amendment, a required relocation outside the U.S. qualified as “Good Reason.” Under the new definition, a required relocation outside of a 60-mile radius of Mr. Pericleous’ current residence qualifies as “Good Reason.”

“Good Reason” as amended, under Mr. Pericleous’ severance agreement generally includes (1) an adverse change in responsibilities, pay, or reporting relationship, (2) relocation of more than 60 miles from the executive’s home, (3) failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under the severance agreement generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

INDEMNIFICATION AGREEMENTS

We are party to indemnification agreements with each of our NEOs and directors. The indemnification agreements provide our NEOs and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware (“DGCL”). Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	55

Executive Compensation

Potential Payments Upon Termination and Change-in-Control

The information below describes and quantifies certain compensation that would have become payable under employment and severance agreements with our NEOs if their employment with us had been terminated as of February 2, 2019. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed upon a termination or change-in-control may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate changes to base salary, cash incentive compensation, bonus opportunities, and equity awards granted after February 2, 2019.

DAVID KORNBERG

Mr. Kornberg ceased to serve as President and Chief Executive Officer of the Company and resigned as a member of the Board, effective January 22, 2019. Mr. Kornberg remained employed by the Company through February 21, 2019. Mr. Kornberg’s amended and restated employment agreement with the Company provides for certain payments to Mr. Kornberg in the event of a termination by the Company without Cause, as defined in Mr. Kornberg’s amended and restated employment agreement, or Mr. Kornberg’s termination for Good Reason, as defined in Mr. Kornberg’s amended and restated employment agreement, and Mr. Kornberg’s termination qualified under these provisions.

As a result, Mr. Kornberg is entitled to receive: an amount equal to 1.5 times the sum of his base salary and target bonus ($3,450,000); the Fall 2018 short-term performance-based cash incentive payout of $195,000 (absent his employment agreement, the bonus would not be payable because, although employed throughout fiscal 2018, he was not employed on the date in 2019 when the bonus was approved by the Committee); a pro-rated portion of the Spring 2019 short-term performance-based cash incentive payout based on the actual performance under the short-term incentive program and the number of days he remained employed with the Company in fiscal 2019 (at target, this amount would be $54,286); accelerated vesting of equity awards that would have vested in the 18 months following separation from the Company; and continuation of medical and dental benefits for himself and his dependents for a period of 18 months (estimated value of $29,159).

With respect to the accelerated equity vesting, measured by the Company’s stock value at the end of fiscal 2018 (treating the value of stock options as the in-the-money value) and taking into account the unlikelihood that the 2017 performance-based restricted stock unit award will meet the threshold performance goal, the value of the accelerated equity vesting is $1,779,027, representing additional vesting of time-based restricted stock units held by Mr. Kornberg that would have vested in the 18 months following separation from the Company.

MATTHEW MOELLERING

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)		Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)		Disability ($)(6)		Death ($)
Base Salary	—	1,675,500	(1)	—		1,117,000		—
Bonus	—	483,611	(2)	3,658,175	(4)	—		—
Total Cash Severance (sub-total)	—	2,159,111		3,658,175		1,117,000		—
Value of Accelerated Equity/Performance Cash	—	—		1,874,236	(5)	1,347,562	(7)	1,347,562	(7)
Benefits and Perquisites	—	24,758	(3)	24,758	(3)	6,438		—
Total Severance	—	2,183,869		5,557,169		2,471,000		1,347,562

(1)	Represents 18 months of salary continuation.

(2)

This amount includes the Fall 2018 performance-based short-term cash incentive award payout of $103,831 and the Spring 2019 performance-based short-term cash incentive award estimated at 100% of target.

(3)	Estimates for benefits and perquisites include the continuation of medical and dental benefits for the executive and his dependents for 18 months.

(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term performance-based cash incentive compensation target.

(5)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested equity as of February 2, 2019 (at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

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Executive Compensation

(6)

If Mr. Moellering became permanently and totally disabled on February 2, 2019, he would receive one year of salary continuation from us and six months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

(7)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share and reflects the vesting of all unvested equity awards (estimated at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

JAMES (“JIM”) HILT

Mr. Hilt left the Company on March 19, 2019. Pursuant to his severance agreement with the Company, Mr. Hilt’s departure was treated as a voluntary resignation from the Company without Good Reason. Accordingly, Mr. Hilt did not receive any cash severance, accelerated equity, or benefits.

JOHN J. (“JACK”) RAFFERTY

Component	Voluntary Resignation or Retirement ($)		Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)		Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)		Disability ($)(7)		Death ($)
Base Salary	—		873,000	(2)	—		582,000		—
Bonus	—		208,065	(3)	1,731,450	(5)	—		—
Total Cash Severance (sub-total)	—		1,081,065		1,731,450		582,000		—
Value of Accelerated Equity/Performance Cash	295,428	(1)	295,428		971,290	(6)	696,102	(8)	696,102	(8)
Benefits and Perquisites	—		19,283	(4)	19,283	(4)	4,112		—
Total Severance	295,428		1,395,776		2,722,023		1,282,214		696,102

(1)

Mr. Rafferty is eligible for certain retirement benefits. The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested stock options granted in 2015, 2016 and 2017, a pro rata portion of unvested restricted stock units granted in 2015, 2016, 2017 and 2018 (based on actual performance for performance-based restricted stock units granted in 2016, and at target in the case of performance-based restricted stock units granted in 2017 and 2018), and a pro rata portion of the unvested performance-based cash award granted in 2018 at target.

(2)	Represents 18 months of salary continuation.

(3)

This amount includes the Fall 2018 short-term performance-based cash incentive award payout of $56,745 and the Spring 2019 short-term performance-based cash incentive award estimated at 100% of target.

(4)	Estimates for benefits and perquisites include the continuation of medical and dental benefits for the executive and his dependents for 18 months.

(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term performance-based cash incentive compensation target.

(6)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested equity as of February 1, 2019 (at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

(7)

If Mr. Rafferty became permanently and totally disabled on February 2, 2019, he would receive one year of salary continuation from us and six months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

(8)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share and reflects the vesting of all unvested equity awards (estimated at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	57

Executive Compensation

COLIN CAMPBELL

Component	Voluntary Resignation or Retirement ($)		Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)		Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)		Disability ($)(7)		Death ($)
Base Salary	—		873,000	(2)	—		582,000		—
Bonus	—		192,060	(3)	1,687,800	(5)	—		—
Total Cash Severance (sub-total)	—		1,065,060		1,687,800		582,000		—
Value of Accelerated Equity/Performance Cash	295,428	(1)	295,428		971,290	(6)	696,102	(8)	696,102	(8)
Benefits and Perquisites	—		16,349	(4)	16,349	(4)	4,271		—
Total Severance	295,428		1,376,837		2,675,439		1,282,373		696,102

(1)

Mr. Campbell is eligible for certain retirement benefits. The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested stock options granted in 2015, 2016 and 2017, a pro rata portion of unvested restricted stock units granted in 2015, 2016, 2017 and 2018 (based on actual performance for performance-based restricted stock units granted in 2016, and at target in the case of performance-based restricted stock units granted in 2017 and 2018), and a pro rata portion of the unvested performance-based cash award granted in 2018 at target.

(2)	Represents 18 months of salary continuation.

(3)

This amount includes the Fall 2018 short-term performance-based cash incentive award payout of $56,745 and the Spring 2019 short-term performance-based cash incentive award estimated at 100% of target.

(4)	Estimates for benefits and perquisites include the continuation of medical and dental benefits for the executive and his dependents for 18 months.

(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term performance-based cash incentive compensation target.

(6)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested equity as of February 1, 2019 (at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

(7)

If Mr. Campbell became permanently and totally disabled on February 2, 2019, he would receive one year of salary continuation from us and six months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

(8)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share and reflects the vesting of all unvested equity awards (estimated at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

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Executive Compensation

PERICLIS (“PERRY”) PERICLEOUS

Component	Voluntary Resignation or Retirement ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)		Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)		Disability ($)(6)		Death ($)
Base Salary	—	750,000	(1)	—		500,000		—
Bonus	—	178,750	(2)	1,487,500	(4)	—		—
Total Cash Severance (sub-total)	—	928,750		1,487,500		500,000		—
Value of Accelerated Equity/Performance Cash	—	—		863,634	(5)	626,795	(7)	626,795	(7)
Benefits and Perquisites	—	24,758	(3)	24,758	(3)	6,252		—
Total Severance	—	953,508		2,375,892		1,133,047		626,795

(1)	Represents 18 months of salary continuation.

(2)

This amount includes the Fall 2018 short-term performance-based cash incentive award payout of $48,750 and the Spring 2019 short-term performance-based cash incentive award estimated at 100% of target.

(3)	Estimates for benefits and perquisites include the continuation of medical and dental benefits for the executive and his dependents for 18 months.

(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term performance-based cash incentive compensation target.

(5)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share. Amount represents the value of all unvested equity as of February 2, 2019 (at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

(6)

If Mr. Pericleous became permanently and totally disabled on February 2, 2019, he would receive one year of salary continuation from us and six months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.

(7)

The value of accelerated equity is based on the February 1, 2019 closing stock price of $5.28 per share and reflects the vesting of all unvested equity awards (estimated at target in the case of performance-based restricted stock units) and the unvested performance-based cash award granted in 2018 at target.

CEO Compensation Relative to Median Company Employee

Annualized compensation for our Interim CEO in 2018 was $2,642,991. The median employee was selected from the dataset that was used to determine our median employee at the end of 2017, using the population of employees, excluding the CEO, that were employed on the last day of the Company’s 2017 fiscal year based on taxable wages earned by such persons during calendar year 2017. Although our median employee identified at the end of 2017 is no longer with the Company, SEC rules allow us to use another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee. As of the last day of fiscal year 2017, the Company employed 16,009 associates, approximately 3,322 of whom were full-time employees and 12,687 of whom were part-time employees. The Company determined that the median Company associate, excluding the CEO, is a part-time employee who makes approximately $7,700 per year. As a result, annualized compensation for our Interim CEO in 2018 was approximately 343 times that of the median annual compensation for all other associates.

The Company annualized the taxable wages of employees who were hired in the middle of calendar year 2017 using such person’s standard working hours. The Company believes that its determination of the median employee is reasonable based on guidance issued by the SEC. SEC rules for identifying the median employee allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	59

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock as of April 16, 2019 for (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each director, director nominee, and named executive officer, and (3) all directors and executive officers as a group.

Beneficial ownership, for purposes of the following table, is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 16, 2019 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 67,175,371 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 67,175,371 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 16, 2019 and restricted stock units scheduled to vest within 60 days of April 16, 2019 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each stockholder identified in the following table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the following table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
5% Stockholders:
Blackrock, Inc.(1)	10,457,188	15.6%
The Vanguard Group, Inc.(2)	7,226,321	10.8%
Dimensional Fund Advisors LP(3)	6,141,747	9.1%
Contrarius Investment Management Limited(4)	6,111,868	9.1%
Named Executive Officers and Directors:
Matthew Moellering(5)	534,049	*
John J. (“Jack”) Rafferty(6)	317,445	*
Colin Campbell(7)	359,322	*
Periclis (“Perry”) Pericleous(8)	79,615	*
Michael Archbold(9)	65,494	*
Terry Davenport(9)	35,940	*
Michael F. Devine(10)	79,693	*
Karen Leever(9)	37,833	*
Mylle Mangum(11)	84,726	*
Winnie Park(9)	11,962	*
Peter Swinburn(9)	65,494	*
David Kornberg(12)	1,137,434	*
James (“Jim”) Hilt(13)	59,773	*
All Current Directors and Executive Officers as a Group (12 persons)(14)	1,941,882	2.9%

(1)

Based on a Schedule 13G/A filed with the SEC by Blackrock, Inc. and its subsidiaries (collectively, “Blackrock”) on January 28, 2019. As of December 31, 2018, Blackrock is the beneficial owner of 10,457,188 shares, as to which it has sole voting power as to 10,246,418 shares and sole dispositive power as to all of such shares. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(2)

Based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 11, 2019. As of December 31, 2018, the Vanguard Group, Inc. beneficially owns 7,226,321 shares of common stock as to which it has sole voting power over 76,259 shares, shared voting power over 10,284 shares, sole dispositive power over 7,151,576 shares, and shared dispositive power over 74,745 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 64,461 shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 22,082 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

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Stock Ownership Information

(3)

Based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP or its subsidiaries (the “Dimensional Funds”) on February 8, 2019. As of December 31, 2018, the Dimensional Funds are beneficial owners of 6,141,747 shares, as to which the Dimensional Funds have sole voting power over 5,924,304 shares and sole dispositive power as to all shares. The address for Dimensional Funds is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)

Based on Schedule 13G filed with the SEC by Contrarius Investment Management Limited (“Contrarius”) on February 5, 2019. As of December 31, 2018 Contrarius and Contrarius Investment Management (Bermuda) Limited together beneficially held 6,111,868 shares, and shared the power to vote and the power to dispose or direct the disposition of all shares held. The address of Contrarius is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands.

(5)	Includes 258,989 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 16, 2019.

(6)	Includes 150,286 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 16, 2019.

(7)	Includes 140,286 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 16, 2019.

(8)	Includes 39,123 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 16, 2019.

(9)	Includes 11,962 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 16, 2019.

(10)

Includes (a) 10,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable and (b) 11,962 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 16, 2019.

(11)

Includes (a) 2,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable and (b) 15,790 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 16, 2019.

(12)

Mr. Kornberg ceased to serve as our President and CEO effective January 22, 2019 and remained employed by the Company through February 21, 2019. Beneficial ownership was calculated based on the Company’s records as of February 21, 2019 and includes equity that was accelerated in connection with Mr. Kornberg’s departure. Includes 463,511 shares of common stock issuable upon the exercise of stock options that were exercisable as of February 21, 2019. For additional information regarding Mr. Kornberg’s departure see, “Executive Compensation—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Chief Executive Officer Transition” on page 39.

(13)

Mr. Hilt, our former EVP and Chief Customer Experience Officer, left the Company on March 19, 2019. Beneficial ownership was calculated based on the Company’s records as of March 19, 2019. Includes 35,230 shares of common stock issuable upon the exercise of stock options that were exercisable as of March 19, 2019.

(14)	Does not include securities held by Mr. Kornberg and Mr. Hilt.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of Express common stock to file with the SEC reports of their initial ownership and changes in their ownership of Express stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2018.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	61

Audit Committee

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee, among other things, assists the Board in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. The Audit Committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out these oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal control.

The Company’s independent auditor, PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served as the Company’s independent auditor since 2008. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2018 with management.

2.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No.16, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.

The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2019 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Mr. Archbold, Mr. Devine, and Ms. Mangum are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

Michael F. Devine, Chair

Michael Archbold

Mylle Mangum

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Audit Committee

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our independent auditor, in 2018 and 2017:

	Fees
Services Rendered	2018	2017
Audit Fees(1)	$1,259,500	$1,315,000
Audit-Related Fees(2)	$80,000	$25,000
Tax Fees	$—	$—
All Other Fees(3)	$4,500	$4,500
Total	$1,344,000	$1,344,500

(1)	Audit Fees for 2018 and 2017 represent fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of our annual consolidated financial statements.

(2)

Audit-Related Fees for 2018 represent fees for consultation concerning the implementation of the new lease accounting standard. Audit-Related Fees for 2017 represent fees for consultation concerning the implementation of the new revenue recognition accounting standard.

(3)	All other fees for 2018 and 2017 represent subscription fees for software to assist management with its financial reporting obligations.

We have a policy that requires the Audit Committee, or the Audit Committee Chair under a limited delegation of authority from the Audit Committee, to pre-approve all audit and non-audit services to be provided by our independent auditor and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor in deciding whether to approve non-audit services. Any pre-approvals made by the Audit Committee Chair under the limited delegation of authority are reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent auditor in 2018 and 2017 were pre-approved in accordance with the policy. As a general matter, it is the Audit Committee’s preference that any non-audit services be provided by a firm other than our independent auditor absent special circumstances.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	63

Advisory Vote to Approve Executive Compensation

(Say-on-Pay) (Proposal No. 2)

We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for 2018 as disclosed in this proxy statement. At our 2018 annual meeting of stockholders, stockholders demonstrated strong support for our 2017 executive compensation program with approximately 94% of the votes cast in support of the “say-on-pay” proposal. For 2018, the overall compensation design for our CEO and other named executive officers remained the same as the prior year, with competitive target pay opportunities combined with rigorous performance targets reflecting our commitment to pay-for-performance.

In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement, which describes in more detail our compensation objectives and the elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative appearing on pages 45 through 52, which provide additional information on the compensation of our NEOs.

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for 2018 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation and Governance Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation and Governance Committee at any time throughout the year. Please refer to “Corporate Governance—Board Practices—Communications with the Board” on page 21 of this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

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Advisory Vote to Determine the Frequency of Future Advisory Votes on Executive Compensation

(Proposal No. 3)

We are seeking an advisory (non-binding) vote from our stockholders to determine the frequency of future advisory votes on the compensation of our named executive officers (say-on-pay).

At our 2013 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program every year.

The Compensation and Governance Committee and Board believe that our stockholders continue to prefer to have an opportunity to express their views on the Company’s executive compensation program through an annual say-on-pay vote.

In addition, the Compensation and Governance Committee and the Board believe annual advisory votes will allow the Board to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis, and will provide our Board and Compensation and Governance Committee with more frequent input from stockholders on our compensation program.

In accordance with SEC rules, we are giving stockholders an opportunity to cast an advisory vote to determine the frequency of future advisory votes on executive compensation. When voting on this proposal, stockholders may indicate whether they would prefer an advisory vote every one, two, or three years (or you may abstain). It is expected that the next vote on a say-on-pay frequency proposal will occur at our 2025 annual meeting of stockholders.

For the reasons stated above, the Compensation and Governance Committee and Board believe that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF EVERY YEAR FOR THIS PROPOSAL.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	65

Ratification of PricewaterhouseCoopers LLP

as the Company’s Independent Registered

Public Accounting Firm for 2019

(Proposal No. 4)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2019. PricewaterhouseCoopers LLP has served in this capacity for us since 2008. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2019 if it determines that such a change would be in the best interests of the Company and our stockholders.

Additional information concerning the Audit Committee and services rendered by and fees paid to PricewaterhouseCoopers LLP is presented on pages 62 and 63. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

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Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing, and mailing the proxy statement, proxy card, and other related materials used in the solicitation of proxies. We have retained Innisfree M&A Inc. (“Innisfree”) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Innisfree $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular associates of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, e-mail, or other electronic means.

Stockholder Proposals for Inclusion in the 2020 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 and must be received no later than January 2, 2020 unless the date of our 2020 annual meeting is changed by more than 30 days from June 12, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for election as directors, at the 2020 annual meeting (other than a stockholder proposal submitted for inclusion in our 2020 proxy statement) must provide notice of such business to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 between Wednesday, February 12, 2020 and the close of business on Friday, March 13, 2020. The notice must contain the information required by our Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving the Notice regarding the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or paper copies of our Annual Report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/investor.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we may only deliver one copy of the Notice of Internet Availability, and if you requested printed versions by mail, one copy of this proxy statement and one copy of our Annual Report to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who share an address to which printed copies of this proxy statement and Annual Report have been delivered, will continue to receive separate proxy cards. If you are a stockholder, share an address and last name with one or more other stockholders, and would like to revoke your householding consent in order to

EXPRESS Notice of 2019 Annual Meeting of Stockholders	67

Additional Information

receive separate copies of proxy statements, annual reports, and Notices of Internet Availability, or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank, or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct, and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K, and all amendments and exhibits to those reports filed with the SEC, our Code of Conduct, our Corporate Governance Guidelines, the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through the investor relations section of our website, at www.express.com/investor, or may be requested in print, at no cost, by telephone at (888) 423-2421, by e-mail at IR@express.com, or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

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Frequently Asked Questions

about

Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 16, 2019, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any adjournments or postponements of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the Office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee, as applicable, for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold your shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling (800) 690-6903, or if you received paper copies of the proxy materials and proxy card in the mail, by signing and returning the enclosed proxy card. Proxies submitted via the Internet, by telephone, or by mail must be received by 11:59 p.m., Eastern Daylight Time, on June 11, 2019. You may also vote at the Annual Meeting by delivering your completed proxy card in person. If you vote by telephone or via the Internet you do not need to return your proxy card.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we are making this proxy statement available to our stockholders primarily via the Internet (“Notice and Access”). On or about May 2, 2019, we will mail the Notice of Internet Availability to stockholders at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice of Internet Availability contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report, and also contains instructions on how to request a paper copy of the proxy materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability?

No. The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability and returning it. The Notice of Internet Availability provides instructions on how to cast your vote. For additional information, please see the section above titled “How do I vote?”

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 4, the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 4, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

EXPRESS Notice of 2019 Annual Meeting of Stockholders	69

Frequently Asked Questions about Voting and the Annual Meeting

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 67,175,371 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Board Voting Recommendation
Election of Class III directors (Proposal No. 1)	Majority of the votes cast FOR the director nominee	FOR the nominee
Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the executive compensation of our named executive officers
Advisory vote to determine the frequency of future advisory votes on executive compensation (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR a vote of EVERY YEAR for future advisory votes
Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019 (Proposal No. 4)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Class III directors (Proposal No. 1)	FOR, AGAINST or ABSTAIN	No effect—not counted as a “vote cast”	No	No effect
Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Advisory vote to determine the frequency of future advisory votes on executive compensation (Proposal No. 3)	1 YEAR, 2 YEARS, 3 YEARS or ABSTAIN	No effect	No	No effect
Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019 (Proposal No. 4)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Unless you give other instructions when you vote, the persons named as proxies, Matthew Moellering and Melinda McAfee, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What happens if a director nominee does not receive a majority of the votes cast for his or her re-election?

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects any director nominee who fails to receive a greater number of votes cast “for” than votes cast “against” his or her re-election to tender his or her resignation for consideration by the Compensation and Governance Committee. The Compensation and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding the resignation. The Compensation and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director’s resignation.

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Frequently Asked Questions about Voting and the Annual Meeting

May I change my vote or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank, or other nominee for instructions on how to change their vote or revoke their proxy.

Registered Stockholders. Registered stockholders may change their vote or revoke a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.

Can I attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank, or other nominee), you will need to show proof of your stock ownership as of the Record Date, such as a copy of a brokerage statement, to present at the registration desk in order to gain admission to the Annual Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases, and packages will be subject to search.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	71

Appendix A

Information About Non-GAAP Financial Measures

Adjusted operating income and adjusted EPS are supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. In each case, the reported GAAP measures are adjusted to eliminate the impact of certain non-core items. We believe that these non-GAAP measures provide additional useful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating income and adjusted diluted earnings per share are important indicators of our business performance because they exclude items that may not be indicative of, or are unrelated to, our underlying operating results, and provide a better baseline for analyzing trends in our business. In addition, adjusted operating income was used to determine payouts under the Company’s short-term cash incentive compensation program in 2018 and adjusted EPS is used to determine the number of restricted stock units earned for purposes of the Company’s performance-based long-term incentive program. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported diluted earnings per share, or net income. These adjusted financial measures reflect an additional way of viewing our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following tables present: reconciliations of adjusted operating income for Spring and Fall of 2018, which were used for purposes of determining payouts under the Company’s seasonal short-term cash incentive program in 2018, to reported operating income and reconciliations of adjusted diluted EPS for 2018, 2017, and 2016, which are used for purposes of determining the number of restricted stock units earned for purposes of the Company’s performance-based long-term incentive program, to reported EPS; and a reconciliation of 2018 and 2017 adjusted operating income to reported operating income. No adjustments were made to operating income in 2016.

($ in thousands)	Spring 2018	Fall 2018
GAAP Operating Income	$5,452	$22,763
Impact of CEO Departure	$—	$5,436
Adjusted Operating Income	$5,452	$28,199

	2018
(in thousands, except per share amounts)	Operating Income	Net Income	Diluted Earnings Per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$28,215	$9,630	$0.13	73,239
Impact of CEO Departure	$5,436	$4,050	$0.06
162(m) Impact as a Result of CEO Departure	$—	$1,473	$0.02
Equity Method Investment Impairment(a)	$—	$8,400	$0.11
Adjusted Non-GAAP Measure	$33,651	$23,553	$0.32

(a)	The tax effect of the $8.4 million impairment of our equity method investment is $2.1 million offset by a full valuation allowance against the related deferred tax assets.

	2017
(in thousands, except per share amounts)	Operating Income	Net Income	Diluted Earnings Per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$30,556	$18,873	$0.24	78,870
Impact of Canadian Exit	$24,151	$24,151	$0.31
Income Tax Benefit - Canadian Exit		$(12,067)	$(0.15)
Impact of Tax Reform		$(2,050)	$(0.03)
Adjusted Non-GAAP Measure	$54,707	$28,907	$0.37

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Appendix A

	2016
(in thousands, except per share amounts)	Net Income	Diluted Earnings Per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$58,340	$0.74	79,049
Interest Expense(a)	$11,354	$0.14
Income Tax Benefit(b)	$(4,428)	$(0.06)
Adjusted Non-GAAP Measure	$65,266	$0.83

(a)

Represents non-core items related to the amendment of the Times Square Flagship store lease discussed in Note 5 of the Company’s financial statements included in its Annual Report for the year ended February 3, 2018.

(b)	Items were tax affected at our statutory rate of approximately 39% for 2016.

EXPRESS Notice of 2019 Annual Meeting of Stockholders	73

Appendix A

Driving Directions to Annual Meeting

Directions to Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230:

From the North

Take I-71 South to 270 South. Take I-270 South for approximately 5.4 miles to the Morse Road exit (#32). Turn left at the end of exit ramp onto Morse Road. Pass under the interstate. Make your first right onto Express Drive through Gate 1 and follow signs.

From the South

Take I-71 North to I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the East

Take I-70 West to I-270 North. Follow I-270 North approximately 6 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the West

Take I-70 East to I-71 North. Follow I-71 North for approximately .8 miles to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From Port Columbus Airport

Take Airport Road out of Port Columbus to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        ☒

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Class III Directors.
	Nominees		For	Against	Abstain
1a.	Terry Davenport		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
1b. 1c.	karen Leever Winnie Park		☐ ☐	☐ ☐	☐ ☐	4.	Ratification of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm for 2019.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	NOTE: Also includes authorization of the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
2.	Advisory vote to approve executive compensation (say-on-pay).		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3.	Advisory vote to determine the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —  — —

EXPRESS, INC. Annual Meeting of Stockholders June 12, 2019 8:30 a.m., EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Melinda R. McAfee and Matthew C. Moellering, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., EDT, on June 12, 2019 at the Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side